                                                                      EXHIBIT 2

                             AMENDED AND RESTATED

                          PURCHASE AND SALE AGREEMENT


     THIS AGREEMENT, made and entered into on the 20th day of August, 1998 (the "Agreement Date") and amended by the First Amendment dated October 2, 1998, between UNOVA, INC. ("Parent"), a Delaware corporation, UNOVA INDUSTRIAL AUTOMATION SYSTEMS, INC. ("Buyer"), a Delaware corporation and a wholly-owned subsidiary of Parent, and UNOVA UK LIMITED ("UK Buyer"), a company incorporated in England and a wholly-owned subsidiary of Parent, on the one part (Parent, Buyer and UK Buyer are sometimes referred to collectively as the "Buying Entities"), and CINCINNATI MILACRON INC. ("Seller"), a Delaware corporation, on the other part. Parent, Buyer, UK Buyer and Seller are sometimes referred to collectively as the "Parties" and individually as a "Party."

                                W I T N E S S E T H:

           WHEREAS, the Machine Tool Group of Seller is engaged in the design, manufacture, sale and servicing of standard and advanced computer numerically controlled metal cutting machine tools primarily for the industrial components, job shop, fluid power, automotive, aerospace and certain other industries and machines for producing articles from bands of composite material primarily for the aerospace industry (the "Business");

           WHEREAS, the Business consists of substantially all of the assets (excluding the "Excluded Assets," as defined in Section 1.2) of Seller's Machine Tool Group, as described in Section 1.1, including without limitation certain shares of capital stock of The Factory Power Company ("Factory Power"), an Ohio corporation, which are allocable to the Business based upon the approximate Factory Power power usage of the Business, all of the shares of capital stock of Cincinnati Milacron U.K. Ltd. ("UK Subsidiary"), a company incorporated in England and an indirect, wholly-owned subsidiary of Seller, and all of the shares of capital stock of Cincinnati Milacron-Korea Corp. ("Korean Subsidiary"), a Korean corporation and an indirect, wholly-owned subsidiary of Seller, all of which are known as and are hereinafter referred to collectively as "MTG";

     WHEREAS, Buyer desires to purchase from Seller and certain of its subsidiaries, and Seller desires to sell to Buyer (and to cause such subsidiaries to sell to Buyer), substantially all of the assets of the Business, including without limitation Sellers' interest in Factory Power that is allocable to the Business and outstanding capital stock of Korean Subsidiary, but excluding the Excluded Assets; in connection with the foregoing, Buyer will assume the "Assumed Liabilities" (as defined in Section 1.6), but not the "Unassumed Liabilities" (as defined in Section 1.7); and UK Buyer desires to purchase from "UK Seller" (as defined in Section 1.3(a)), and Seller desires to cause UK Seller to



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

sell to UK Buyer, the outstanding capital stock of UK Subsidiary; all upon the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual benefits to be derived from this Agreement and the transactions provided for in this Agreement, the Parties agree as follows:

                                   ARTICLE 1
                 TRANSFER OF ASSETS AND SHARES IN EXCHANGE FOR
                     CASH AND THE ASSUMPTION OF LIABILITIES

     1.1 TRANSFER OF ASSETS. Except as otherwise provided in Section 1.2, on the "Closing Date" (as defined in Section 2.1) but effective as of the "Transfer Date" (as defined in Section 2.1), Seller shall (and shall cause Cincinnati Milacron Marketing Company ("CMMC"), an Ohio corporation and a wholly-owned subsidiary of Seller, and Cincinnati Milacron International Marketing Company ("CMIMC"), a Delaware corporation and an indirect, wholly-owned subsidiary of Seller, and any of its other subsidiaries, if applicable (CMMC, CMIMC and such other subsidiaries are referred to collectively as the "Selling Subsidiaries"),
to), upon the terms and subject to the conditions of this Agreement, validly sell, transfer, assign, grant, convey and deliver to Buyer, free and clear of all "Liens" other than "Permitted Liens" (as such terms are defined in Section 3.5), all of Seller's (or such Selling Subsidiary's) right, title and interest in and to its properties, rights and assets of every kind, nature and description, whether tangible or intangible and wherever situated, to the extent the same are used or held for use primarily or exclusively in the operation or conduct of the Business by Seller and the Selling Subsidiaries, but excluding the Excluded Assets (such properties, rights and assets are referred to collectively as the "Purchased Assets"), including without limitation the goodwill of the Business. Except as otherwise provided in Section 1.2, the Purchased Assets shall include without limitation the following properties, rights and assets to the extent they primarily or exclusively relate to or primarily or exclusively arise out of the operation or conduct of the Business: trade and other accounts, notes and drafts receivable; that certain real property described on Schedule 3.6(a), leases, leasehold improvements and other interests in realty, but only to the extent set forth in Schedules 3.6(a) and 3.6(b) and subject to any easements established pursuant to Section 5.24; machinery and equipment, including test equipment and fully depreciated equipment; tools and tooling, including any rights in respect of tools and tooling owned by Seller in connection with the Business and in the possession of others; supplies on hand; inventories of raw materials, work-in-process, finished goods, spare parts, replacement and component parts, including without limitation any such inventory identified as excess or obsolete; all rights, if any, held by Seller or the applicable Selling Subsidiary in connection with the Business in respect of any customer furnished materials; motor vehicles; transportation, packing and delivery equipment and supplies; office equipment and supplies; packaging material and sales literature; furniture and furnishings; indemnity, fidelity and contract bonds issued by third parties in favor of Seller or the applicable Selling Subsidiary in connection with the


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designs, specifications, drawings, databases, know-how, research and development files, laboratory books and other similar information; customer and vendor lists; trademarks, service marks, copyrights, patents, licenses, processes, inventions, formulae, trade secrets and royalties, including all registrations, applications and related international priority rights and all rights to sue for past infringement; manufacturer and seller warranties on any goods, fixtures, or services provided to Seller or the applicable Selling Subsidiary in connection with the Business; advance payments, prepaid items and expenses, rights of offset and credits of all kinds; investments; advertising materials, catalogs, price lists, mailing lists; photographs, production data, sale and promotional materials and records, purchasing materials and records; bids and sales and service proposals, including any rights to revoke or withdraw the same; purchase orders and purchase commitments; utility and sundry deposits, customer orders and customer contracts; medical, safety and health supplies; leases for equipment and all other leases, contracts and other agreements made on behalf of Seller or any of the Selling Subsidiaries or by which Seller or any of the Selling Subsidiaries is bound, to the extent they inure primarily or exclusively to its benefit in connection with the Business (including without limitation rights under that portion of "Vickers Agreement" (as defined in Section 8.12) allocable to the Business and those portions of any "State and Local Tax Benefit Agreements" (as defined in Section 3.21(i)) allocable to the Business, to the extent transferable); assets (other than those assets held in any employee pension benefit plan, as defined in Section 3(2) of "ERISA" (as defined in Section 1.2(e)), that is sponsored by Seller primarily or exclusively for the benefit of employees employed in the United States) earmarked or set aside to provide pension benefits to MTG employees employed at its Offenbach, Germany office whose employment primarily or exclusively relates to the Business; and all other rights and entitlements of Seller or any of the Selling Subsidiaries in respect of the Business.

     1.2 EXCLUDED ASSETS. Notwithstanding anything in this Agreement to the contrary, the Purchased Assets shall not include any right, title or interest in or to any of the following properties, rights or assets of Seller or the applicable Selling Subsidiaries (collectively, the "Excluded Assets"):

           (a) Cash and cash equivalents, other than cash-on-hand of Seller's Offenbach, Germany and Paris, France branches;

           (b) Any and all claims for refunds, carrybacks or carryforwards in connection with income or other "Taxes" (as defined in Section 3.21(a)) for tax periods ending on or prior to the Transfer Date and all returns and other documents filed by Seller or any Selling Subsidiary with any taxing authority;

           (c) Any intercompany receivable balance due from any "Affiliate" (as defined in Section 3.8(m)) of Seller or any Selling Subsidiary, except as set forth on Exhibit B-2;

           (d) All insurance policies and self-insurance programs and any assets or coverage, claims or credits or other rights under such policies and self-insurance programs;

           (e) All assets of any employee benefit plan (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), of Seller or any Selling Subsidiary, except to the extent any such assets are specifically transferred to Buyer pursuant to this Agreement;

           (f) Any property, right or asset to the extent primarily or exclusively relating to any other Excluded Asset or any of the Unassumed Liabilities unless such property, right or asset is included on the "Final Closing Balance Sheet" (as defined in Section 1.5(a)(i));

           (g) All books, records, files and data pertaining to any of the Excluded Assets or any of the Unassumed Liabilities;

           (h) Subject to Section 8.7, all rights in, to and under the names "Cincinnati Milacron," "Cincinnati Milacron Marketing Company" and "Cincinnati Milacron International Marketing Company," and the name "Milacron" and Seller's or the Selling Subsidiaries' logos;

           (i)   All of the outstanding capital stock of UK Subsidiary;

           (j) All shares of capital stock of Factory Power owned by Seller other than the "Factory Power Shares" (as defined in Section 1.3(b)) transferred in accordance with Section 1.3(b);

           (k) Any rights of Seller or the Selling Subsidiaries under this Agreement or any agreement or document delivered in connection with the transactions contemplated by this Agreement;

           (l) Seller's (and its subsidiaries' respective) franchise to be a corporation and its articles of incorporation and by-laws, as amended and in effect, other corporate records pertaining to its corporate existence and all books and records of a nature required by law to be maintained by Seller or any of the Selling Subsidiaries, including all financial and tax records relating to the Business that form part of Seller's general ledger or the general ledger of any of its subsidiaries other than UK Subsidiary, Korean Subsidiary and Factory Power;

           (m) Any credits, prepaid expenses, deferred charges, advance payments, security deposits and other prepaid items to the extent not used or held for use primarily or exclusively in the operation or conduct of the Business, other than as may be set forth on Exhibit B-2;

           (n) All financial and tax books and records relating to the Business that form part of Seller's general ledger or the general ledger of any of its subsidiaries other than

UK Subsidiary, Korean Subsidiary and Factory Power, and all financial and tax books and records to the extent not primarily or exclusively related to the Business; PROVIDED, HOWEVER, that Seller shall furnish to Buyer a copy of the general ledger that relates primarily or exclusively to the Business (which general ledger may be redacted to the extent it includes information not primarily or exclusively related to the Business);

           (o) Those certain properties, rights and assets of Seller or any Selling Subsidiary set forth on Exhibit A;

           (p) Any other properties, rights or assets which do not primarily or exclusively relate to or primarily or exclusively arise out of the Business;

           (q) Those certain real properties located in Offenbach, Germany, and Plant 5 within the Oakley Complex, as identified on Schedule 3.6(a);

           (r) Any rights of Seller under the Stock Purchase Agreement (the "Cast-Fab Agreement") dated as of March 29, 1988 between Parent and Cast-Fab Technologies, Inc., an Ohio corporation; and

           (s) Any loan receivables due to Seller or any Selling Subsidiary from any employee, which loan was made in connection with the exercise of stock options for Seller's stock.

     1.3   TRANSFERS OF SHARES.

           (a) TRANSFER OF UK SUBSIDIARY SHARES. On the Closing Date but effective as of the Transfer Date, Seller shall cause Cincinnati Milacron B.V. ("UK Seller"), a Netherlands corporation and a wholly-owned subsidiary of Seller, to validly sell, transfer, assign and deliver to UK Buyer, free and clear of all Liens other than Permitted Liens, 27,000,003 ordinary shares, nominal value L1.00 per share, of UK Subsidiary (the "Shares").

           (b) TRANSFER OF FACTORY POWER SHARES. As part of the Purchased Assets, on the Closing Date but effective as of the Transfer Date, Seller shall validly sell, transfer, assign and deliver to Buyer, free and clear of all Liens other than Permitted Liens, 1,974 shares of Common Stock, par value $100 per share, of Factory Power (the "Factory Power Shares").

           (c) TRANSFER OF KOREAN SUBSIDIARY SHARES. As part of the Purchased Assets, on the Closing Date but effective as of the Transfer Date, Seller shall cause CMMC to validly sell, transfer, assign and deliver to Buyer, free and clear of all Liens other than Permitted Liens, 27,000 shares, par value 10,000 Korean Won per share, of Korean Subsidiary (the "Korean Shares").

     1.4 CONSIDERATION. For and in consideration of the transfer to Buyer of the Purchased Assets and the transfer to UK Buyer of the Shares, (i) Buyer (on its own behalf and as agent for UK Buyer) shall, on and as of the dates indicated in Section 1.5, pay and remit to Seller the "Purchase Price" (as defined in Section 1.5(a)(i) below), in accordance with and to the extent provided in Section 1.5, and (ii) Buyer shall, on the Closing Date but effective as of the Transfer Date, assume and pay, perform and discharge when due the "Assumed Liabilities" (as defined in Section 1.6), in accordance with and to the extent provided in Section 1.6
(as limited by Section 1.7).

     1.5   PURCHASE PRICE AND PAYMENT.

           (a)   DETERMINATION OF PURCHASE PRICE.

                 (i) The purchase price (the "Purchase Price") for the Purchased Assets and the Shares is the amount equal to the "Closing Net Book Value" (as defined below) LESS $42,400,000. The "Closing Net Book Value" shall mean the sum of (a) the net book value of the Purchased Assets less the Assumed Liabilities as of the Transfer Date, and (b) the net book value of UK Subsidiary as of the Transfer Date, in each case, as reflected on a balance sheet of MTG as of the Transfer Date in the format set forth as Exhibit B-1 (the "Final Closing Balance Sheet"), prepared in accordance with subparagraph (ii) below.

                 (ii) The Final Closing Balance Sheet shall be prepared from the books and records of Seller in respect of MTG in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a basis consistent with that used in the preparation of the "December Balance Sheets" (as defined in Section 3.2(a)), the "March Balance Sheet" (as defined in Section 3.2(b)) and the "June Balance Sheet" (as defined in Section 3.2(c)), including without limitation any principles, policies, practices or methodologies set forth or described in the notes to the financial statements included in Schedule 3.2(c); PROVIDED, HOWEVER that (1) the Final Closing Balance Sheet shall not include any of the Excluded Assets (other than the Shares) or Unassumed Liabilities, (2) the Final Closing Balance Sheet shall include (A) such adjustments as are required to reflect the results of a physical inventory count of the inventories of MTG, which shall be taken by Seller and observed by Buyer commencing on or promptly following the Transfer Date and which shall be valued in a manner consistent with the December Balance Sheets, and (B) the adjustments described on Exhibit B-2, and (3) all account balances denominated in foreign currencies shall be translated into United States Dollars using the currency exchange rates published in the WALL STREET JOURNAL on Thursday, September 24, 1998.

                 (iii) Within 60 days following the Closing Date, Seller, with the assistance and cooperation of Buyer, shall prepare and deliver to Buyer a balance sheet of MTG as of the Transfer Date (the "Preliminary Closing Balance Sheet"), prepared in accordance with subparagraph (ii) above. In this connection (and without limiting any rights of Seller pursuant to Section 8.1) Buyer shall, and shall cause its Affiliates to, provide to Seller and its accountants (i) all data and financial statements reasonably requested by Seller and (ii) full access during normal business hours to the books and records of the Business and to any employees, in each case to the extent reasonably requested by Seller. Buyer shall have 55 days following its receipt of the Preliminary Closing Balance Sheet (the "Review Period") to review the same for compliance with subparagraph (ii) above. On or before the expiration of the Review Period, Buyer shall deliver to Seller a written statement accepting or objecting to the Preliminary Closing Balance Sheet. In the event that Buyer shall object to the Preliminary Closing Balance Sheet, such statement shall include an itemization of Buyer's specific objections and its reasons therefor. If no such statement is delivered by Buyer to Seller within the Review Period, Buyer shall be deemed to have accepted the Preliminary Closing Balance Sheet.

                 (iv) In the event that Buyer shall accept or shall be deemed to have accepted the Preliminary Closing Balance Sheet as prepared and delivered by Seller, the Preliminary Closing Balance Sheet shall constitute the Final Closing Balance Sheet for purposes of determining the Purchase Price. In the event, however, that Buyer shall object to the Preliminary Closing Balance Sheet, Buyer and Seller shall promptly meet and in good faith attempt to resolve the issues that are in dispute. In the event that the issues in dispute shall not have been resolved within 30 days following Seller's receipt of Buyer's statement of objections to the Preliminary Closing Balance Sheet, such disputed issues shall be resolved by an independent certified accounting firm of nationally-recognized status jointly selected by Buyer and Seller (the "Independent Firm"), provided the Parties shall attempt to reach a final resolution of any matters which remain in dispute at the earliest practicable date. The costs and expenses of the Independent Firm in reviewing the issues in dispute shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller. The Preliminary Closing Balance Sheet, as adjusted to reflect the adjustments agreed upon by such Parties or determined in accordance with Section 12.15, shall constitute the Final Closing Balance Sheet for purposes of determining the Purchase Price.

           (b) PAYMENT OF ESTIMATED PURCHASE PRICE. At the "Closing" (as defined in Section 2.1), Buyer (on its own behalf and as agent for UK Buyer) shall pay to Seller, by wire transfer of immediately available funds to Seller's bank account at Bankers Trust Company, New York, NY, Account Name: Cincinnati Milacron Inc., Account Number 50003445, ABA Number 021001033, the amount equal to $180,000,000 (the "Estimated Purchase Price"), which is the Parties' best estimate as of the Agreement Date of the Purchase Price.

           (c) SETTLEMENT OF PURCHASE PRICE. In the event that the Purchase Price (as finally determined pursuant to Section 1.5(a)) is greater or less than the Estimated Purchase Price (such excess or deficiency being referred to as the "Adjustment"), on or before the third business day (a "business day" being a day on which banks are not authorized or required to close in California or Ohio) following the date upon which the Purchase Price is finally determined, (i) Purchaser shall pay to Seller (if the Purchase Price is greater than the Estimated Purchase Price), or (ii) Seller shall pay to Purchaser (if the Purchase Price is less than the Estimated Purchase Price), the amount of the Adjustment, plus interest on such amount from the Closing Date to the date the Adjustment is paid, at the rate of six percent (6%) per annum ("Purchase Price Adjustment Interest Rate").

           (d) ALLOCATION OF PURCHASE PRICE. The consideration given by Buyer and UK Buyer under this Agreement (including without limitation the payment of the Purchase Price and the assumption of the Assumed Liabilities) shall be allocated among the Purchased Assets, the Shares and the noncompetition covenants provided in Article 9 in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), the regulations under the Code and in accordance with Exhibit C. Within 60 days following the date upon which the Purchase Price is finally determined, Buyer shall prepare an Asset Acquisition Statement (Form 8594) and shall furnish a copy thereof to Seller.
If Seller does not object to the Asset Acquisition Statement prepared by Buyer within 30 days following its receipt thereof, such statement shall be final for purposes of this Agreement. In the event, however, that Seller objects to the Asset Acquisition Statement within 30 days after the receipt thereof, Seller and Buyer shall meet promptly and in good faith attempt to resolve any objections of Seller and to use their best efforts to agree upon the allocation among the Purchased Assets, the Shares and the noncompetition covenants. In the event that Seller and Buyer are unable to resolve their differences over the Asset Acquisition Statement, such differences shall be resolved by arbitration in accordance with Section 12.15. The Parties agree to reflect such allocation, and not to take any position inconsistent with such allocation, in filing all tax returns or declarations (including filing Form 8594) and in any tax audits or contests for foreign, federal, state or local income tax purposes.

     1.6   LIABILITIES ASSUMED BY BUYER.  Except as otherwise provided in
Section 1.7, on the Closing Date but effective as of the Transfer Date, Buyer shall assume and pay, perform, and discharge when due all direct and indirect debts, liabilities and obligations of Seller or its applicable subsidiaries as of the Transfer Date of every kind, nature and description, to the extent primarily or exclusively related to or primarily or exclusively arising out of the Business (collectively, the "Assumed Liabilities"), whether arising before or after the Transfer Date and whether known or unknown, fixed or contingent, express or implied, accrued or unaccrued, liquidated or unliquidated, including:

           (a) All debts, liabilities and obligations of Seller or any Selling Subsidiary under contracts or other legally binding commitments to the extent primarily or exclusively related to or primarily or exclusively arising out of the Business, including the portions of the Vickers Agreement and the State and Local Tax Benefit Agreements allocable to the Business;

           (b) All accounts payable of Seller or any Selling Subsidiary to the extent primarily or exclusively relating to or primarily or exclusively arising out of operations of the Business;

           (c) All debts, liabilities and obligations with respect to any and all products sold or serviced (whether or not under warranty) by Seller or any Selling Subsidiary in respect of the Business at any time, including obligations and liabilities for and with respect to any refunds, adjustments, allowances, repairs, exchanges, returns and warranty, merchantability, product liability, infringement of proprietary rights of others


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

and other claims, PROVIDED that Buyer shall not assume liability for product liability claims (including with respect to personal injury, including bodily injury, death or property damage) arising from the use or operation of products sold or serviced by Seller or any Selling Subsidiary in connection with the Business to the extent such claims arise out of losses or injuries which occurred on or prior to the Transfer Date;

           (d) All debts, liabilities and obligations with respect to all actions, suits, proceedings, disputes, claims, or investigations that are primarily or exclusively related to or arise primarily or exclusively out of or in connection with MTG, the Business or the Purchased Assets, at law, in equity or otherwise, to the extent the same is not covered by the proviso in paragraph
(c) above and is not a "Pending Litigation Matter" (as defined in Section
1.7(h));

           (e) All debts, liabilities and obligations to provide pension benefits to Seller's employees employed at its Offenbach, Germany office; liability for accrued wages, salary, vacation pay and sick pay with respect to any "Continuing Employee" (as defined in Section 8.5(a)(i)), to the extent set forth on the Final Closing Balance Sheet; all other debts, liabilities and obligations arising out of or relating to any complaints, claims, actions or suits of current and former employees, including without limitation "Pre-Closing Employee Claims" (as defined in Section 8.5(b)), or otherwise in connection with employment to the extent the same is not a Pending Litigation Matter; and those liabilities specifically assumed by Buyer pursuant to Section 8.5 (collectively, the "Assumed Employee Obligations");

           (f) All debts, liabilities and obligations arising under "Environmental Laws" (as defined in Section 3.6(f)) and related to the Business, except to the extent the same constitutes either (i) a misrepresentation or breach of a warranty under Section 3.6(f) or (ii) a "Known Environmental Liability" (as defined in Section 1.7(g));

           (g) Those certain debts, liabilities and obligations described on Exhibit D;

           (h) All debts, liabilities and obligations to the extent reserved for or reflected on the Final Closing Balance Sheet; and

           (i) All other debts, liabilities and obligations of Seller or any of the Selling Subsidiaries to the extent arising primarily or exclusively out of the operations of the Business.

     1.7   UNASSUMED LIABILITIES.  Notwithstanding anything contained in
Section 1.6 to the contrary, Buyer shall not assume or be liable or responsible for, and Seller or the applicable Selling Subsidiary shall retain, pay, perform and discharge, as the case may be, when due any and all of the following debts, liabilities or obligations of Seller or the applicable Selling Subsidiary, whether arising out of or relating to the Purchased Assets or the operation of the Business or otherwise prior to the Transfer Date (collectively, the "Unassumed Liabilities"):

           (a) Any debt, liability or obligation of Seller or any Selling Subsidiary in respect of MTG for income, payroll, sales and use and value-added Taxes which relate to periods ending on or prior to the Transfer Date;

           (b) Any intercompany payable balances due to any Affiliate of Seller or any Selling Subsidiary, except to the extent reflected on Exhibit B-2;

           (c) Any debt, liability or obligation for product liability claims (including with respect to personal injury, including bodily injury, death or property damage) arising from the use or operation of products sold or serviced by Seller or any Selling Subsidiary in connection with the Business to the extent such claims arise out of losses or injuries which occurred on or prior to the Transfer Date;

           (d) Any debt, liability or obligation for borrowed money, including without limitation all bank indebtedness of any sort, or any guarantee of the obligations of another for borrowed money, but excluding indebtedness of Seller's Offenbach, Germany and Paris, France branches;

           (e) Liabilities arising under any insurance policies or self-insurance programs (for the avoidance of doubt, excluding the Assumed Employee Obligations);

           (f) Any debt, liability or obligation to the extent related to any of the other Unassumed Liabilities or any of the Excluded Assets;

           (g) Any "Known Environmental Liability," as defined below. "Known Environmental Liability" shall include (i) any "Loss" (as defined in Section 11.1) arising from a claim by a third party, including a governmental entity, that relates to any matter or condition listed on Schedule 3.6(f) that constitutes, or is demonstrated to have constituted, a violation of any applicable "Environmental Law" (as defined in Section 3.6(f)) as in effect on the Transfer Date, including without limitation any removal or remediation activities currently being undertaken by Seller at the Real Property ("Ongoing Clean-up Activities"), and (ii) any Loss arising from a condition at, on or under the Real Property, including the presence or release of any "Hazardous Substance" (as defined in Section 3.6(f)), to the extent that such condition is delineated during the "Phase I" or "Phase II" (as such terms are defined in Section 5.19), whether or not known on or prior to the Closing;

           (h) Any debt, liability or obligation in respect of any written complaint submitted to a court, suit, action, arbitration or regulatory, administrative or governmental proceeding or investigation (to the extent such investigation is known at the Closing Date), including without limitation workers' compensation claims, which is pending on the Transfer Date and set forth on Schedule 1.7(h), which Schedule shall be updated by Seller on the Closing Date and which update shall be deemed to modify such Schedule for all purposes hereof (including Article 11) as though updated at the execution of this Agreement (any such matter on the updated Schedule 1.7(h) is referred to as a "Pending Litigation Matter");


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

           (i) Any debt, liability or obligation to Seller's respective present, former or future shareholders in their capacity as shareholders;

           (j) Any debt, liability or obligation under any contract or agreement with any party to the extent not assigned to Buyer pursuant to this Agreement, or otherwise to the extent not primarily or exclusively related to or primarily or exclusively arising out of the operations of the Business;

           (k) Any debt, liability or obligation arising from or related to Seller's former Electronic Systems Division;

           (l) Those certain debts, liabilities or obligations of Seller or any Selling Subsidiary set forth on Exhibit E;

           (m) All debts, liabilities and obligations arising under the Cast-Fab Agreement, provided that any debt, liability or obligation arising under the Cast-Fab Agreement which results from any action taken by, or failure to act by, a Buying Entity or any of their Affiliates following the Transfer Date shall constitute an "Assumed Liability" for purposes of this Agreement; and

           (n) Any other debts, liabilities or obligations which do not primarily or exclusively relate to or primarily or exclusively arise out of the operations of the Business.

     1.8 RIGHT TO CONTEST. The agreement by Buyer to assume and pay, perform and discharge when due the Assumed Liabilities shall not prohibit Buyer from contesting with a third party, in good faith and at the expense of Buyer, the amount, validity or enforceability of any of the Assumed Liabilities.

     1.9 NONASSIGNABLE CONTRACTS AND RIGHTS. To the extent that the assignment by Seller of any contract, property, right or asset to be assigned to Buyer pursuant to this Agreement shall require the consent or approval of any other party, and such consent or approval shall not have been obtained on or prior to the time of Closing on the Closing Date, this Agreement shall not constitute a contract to assign the same if an attempted assignment would constitute a breach thereof or would in any way adversely affect the rights of Seller (or Buyer, as assignee) thereunder. If any such consent or approval is required but not obtained on or prior to the time of Closing on the Closing Date, Seller and Buyer covenant and agree that in such case, Seller shall continue to deal with the other contracting party or parties, with the benefits and obligations of Seller under such contract, property, right or asset after the Transfer Date accruing to Buyer; Seller shall hold all moneys received thereunder for the benefit of Buyer and shall pay the same to Buyer promptly following receipt; Seller shall make all payments thereunder when due, provided that prior to or simultaneous with the making of any such payment, Buyer shall have paid the same to Seller; and the Parties shall use all commercially reasonable efforts without payment of any penalty or fee to obtain and secure any and all consents and approvals that may be necessary to effect the valid sale, transfer or assignment of the same to Buyer without change in any of the material terms or conditions thereof, including without limitation the formal assignment or novation of any of the same, if so required. Seller and Buyer further covenant and agree to make or complete such transfers as soon as reasonably possible and to cooperate with each other in any other reasonable arrangement designed to provide Buyer with the benefits of and the obligations under such properties, rights or assets, including without limitation enforcement for the benefit of Buyer of any and all rights of Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. Notwithstanding anything in this Section 1.9 to the contrary, it is the responsibility of Seller, at its cost, to obtain the "Required Consents" (as defined in Section 6.10). To the extent Buyer is able to receive the benefits under any contract, property, right or asset pursuant to this
Section 1.9, Buyer shall be responsible for, and shall assume and pay, perform and discharge when due, the Assumed Liabilities arising under such contract.

     1.10 POWER OF ATTORNEY. Effective as of the time of Closing on the Closing Date, Seller hereby irrevocably and unconditionally constitutes and appoints Buyer (and its successors and permitted assigns) the true and lawful attorneys of Seller with full power of substitution on behalf of and for the benefit of Buyer and at the expense of Buyer, for and in the name or otherwise on behalf of Seller, (a) to collect for the account of Buyer all items hereby transferred to Buyer (including the power to endorse checks and other instruments in connection therewith), (b) to institute and prosecute, in the name of Seller, Buyer or otherwise, and at the expense of Buyer, all proceedings which Buyer may deem necessary or proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets hereby sold, transferred or assigned to Buyer, and (c) to defend and compromise any and all actions, suits or proceedings in respect of any of the Purchased Assets hereby sold, transferred or assigned to Buyer (except, in each case, as may otherwise be provided in this Agreement). Seller covenants and agrees that the foregoing powers are coupled with an interest and are and shall be irrevocable by Seller. Seller further covenants and agrees that Buyer shall retain for its own account any amounts collected pursuant to the foregoing powers, including any sums collected as interest in respect thereof, and Seller covenants and agrees to pay or deliver to Buyer, promptly following receipt by Seller, any amounts or property which may be received by Seller in respect of any of the Purchased Assets which are to be sold, transferred or assigned to Buyer pursuant to this Agreement. On the Closing Date, Seller shall cause each of the Selling Subsidiaries, as applicable, to execute and deliver to Buyer a power of attorney on the same terms and conditions as those described above in respect of Seller.

                               (Article 2 follows)

                                   ARTICLE 2

                    TRANSFER DATE, CLOSING DATE AND CLOSING

     2.1 TRANSFER DATE, CLOSING DATE AND CLOSING. Consummation of the purchase and sale of the Purchased Assets and the Shares and the other transactions provided for in this Agreement (the "Closing") shall take place at the offices of Buyer, located at 360 North Crescent Drive, Beverly Hills, California, on October 2, 1998 (the "Closing Date"), commencing at 10:00 a.m. on such date, or at such other date or time or other place as the Parties may mutually agree upon in writing; PROVIDED, HOWEVER, that for determination of all amounts required to be determined as of the Transfer Date and for purposes of reporting business transactions for tax purposes and for financial reporting purposes, the purchase and sale of the Purchased Assets and the Shares and all other transactions provided in this Agreement to occur as of the Transfer Date shall be deemed to have occurred simultaneously and shall be effective at 11:59 PM (Eastern time) on September 26, 1998 (the "Transfer Date"), or at such other date or time as the Parties may mutually agree upon in writing.

     2.2 NOTICE AND RIGHT TO CURE. At all times prior to the time of Closing on the Closing Date, the Parties shall promptly notify each other of the existence of any condition or the occurrence of any event which will or is likely to result in the failure to satisfy any one or more of the conditions set forth in Articles 6 and 7. If any of such conditions shall not have been satisfied or waived on or by the date on which the Closing is otherwise scheduled, then, subject to Section 10.1(b) and provided that such Party is not in breach of this Agreement, the Party which is unable to meet such condition shall have a reasonable time and a reasonable opportunity (not to exceed seven business days) to extend the Closing Date in order to satisfy, at its expense, such condition or conditions.

     2.3 RECONCILIATION OF CASH. Buyer and Seller shall perform a cash reconciliation with respect to the period between the Transfer Date and the Closing Date (the "Interim Period"), in accordance with this Section 2.3. In the event that the amount of cash receipts obtained by Seller or any Selling Subsidiary in respect of MTG, UK Subsidiary, Korean Subsidiary or Factory Power during the Interim Period (the "Cash Receipts") is greater or less than the cash disbursements made by Seller or any Selling Subsidiary in respect of MTG, UK Subsidiary, Korean Subsidiary or Factory Power during the Interim Period (the "Cash Disbursements") (the amount of such difference is referred to as the "Cash Difference") (i) Seller shall pay the Cash Difference plus applicable interest to Buyer (if the Cash Receipts are greater than the Cash Disbursements), or (ii) Buyer shall pay the Cash Difference plus applicable interest to Seller (if the Cash Receipts are less than the Cash Disbursements). On the date of delivery of the Preliminary Closing Balance Sheet, Seller shall deliver to Buyer a statement setting forth Seller's calculation of the Cash Difference (the "Preliminary Cash Difference"). Buyer shall accept, object to or be deemed to have accepted the Preliminary Cash Difference at the same time and in the same manner as it responds the Preliminary Closing Balance Sheet. Payment of the Cash Difference, plus interest thereon from the Closing Date to the date of payment at the Purchase Price Adjustment

Interest Rate, shall be made at the same time and in the same manner as payment of the Adjustment.

                               (Article 3 follows)

                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to the Buying Entities as follows, which representations and warranties shall be deemed reaffirmed and republished on the Closing Date as if made again on and as of the Closing Date, except to the extent that a representation or warranty expressly relates to an earlier date:

     3.1   CORPORATE MATTERS.

           (a) DUE ORGANIZATION AND QUALIFICATION. Each of Seller, the Selling Subsidiaries and UK Seller is a corporation or limited liability company duly incorporated or formed, validly existing and, to the extent such concept is recognized in the applicable jurisdiction, in good standing under the laws of its jurisdiction of incorporation or organization and is qualified to conduct business as a foreign corporation in all jurisdictions where the conduct of the Business or the ownership of its assets in respect of MTG requires qualification, except where the failure to be in good standing or so qualified, individually or in the aggregate, would not have a material adverse effect on the financial condition, assets, results of operations or business of MTG. Each of UK Subsidiary, Korean Subsidiary and Factory Power is a corporation or limited liability company duly incorporated or formed, validly existing and, to the extent such concept is recognized in the applicable jurisdiction, in good standing under the laws of its jurisdiction of incorporation or organization and is qualified to conduct business as a foreign corporation in all jurisdictions where it conducts a material portion of its business.

           (b) POWER AND AUTHORITY TO CONDUCT BUSINESS. Each of Seller, the Selling Subsidiaries and UK Seller has the power and authority to own its properties, rights and assets in respect of MTG and to conduct the Business as now conducted, except where the failure to have such power or authority would not materially impair the abilities of the Parties to consummate the transactions contemplated by this Agreement. Each of UK Subsidiary, Korean Subsidiary and Factory Power has the power and authority to own its material properties, rights and assets and to conduct a material portion of its business as now conducted.

           (c) POWER AND AUTHORITY TO ENTER INTO AGREEMENTS. Seller has the corporate power and authority to enter into this Agreement and the other agreements provided for herein (the "Related Agreements") to which it is a party and, subject to the conditions provided in this Agreement, to consummate the transactions provided for in this Agreement and such Related Agreements. UK Seller has, or by the Closing Date will have, the power and authority to sell the Shares to UK Buyer. Each of the Selling Subsidiaries has, or by the Closing Date will have, the power and authority to sell its respective Purchased Assets to Buyer.

           (d) DUE EXECUTION AND ENFORCEABILITY. The execution, delivery and performance by and on behalf of Seller of this Agreement and the Related Agreements to which it is a party have been duly and validly authorized and approved by its board of directors, and no other corporate action is necessary or required to authorize it to execute this Agreement and such Related Agreements and to perform its obligations under this Agreement and such Related Agreements. This Agreement constitutes, and such Related Agreements (when executed by the parties to them) will constitute, the valid and legally binding obligations of Seller enforceable in accordance with their respective terms and conditions, except to the extent the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general equitable principles.

           (e)   SUBSIDIARIES AND OTHER EQUITY INVESTMENTS.  Set forth on
Schedule 3.1(e) is a list and description of all direct or indirect subsidiaries or other equity investments of Seller or any of its subsidiaries in any corporation, company, partnership, joint venture or other entity relating to MTG or the Business. The Korean Shares constitute all shares of capital stock of Korean Subsidiary owned by CMMC. The Shares constitute all shares of capital stock of UK Subsidiary owned by UK Seller. The Factory Power Shares constitute all shares of capital stock of Factory Power owned by Seller which are properly allocable to the Business based upon the approximate Factory Power power usage by the Business.

           (f) ARTICLES AND BY-LAWS. Set forth on Schedule 3.1(f) are true and complete copies of the articles of incorporation and by-laws (or their substantial equivalents), as amended and in effect, of each of UK Subsidiary, Korean Subsidiary and Factory Power.

           (g) CAPITALIZATION AND SHAREHOLDERS. Set forth on Schedule 3.1(g) is a list and description of the authorized, issued and outstanding capital stock of each of UK Subsidiary, Korean Subsidiary and Factory Power, all options or warrants to purchase shares of capital stock of UK Subsidiary, Korean Subsidiary or Factory Power, and any securities convertible into shares of capital stock of either UK Subsidiary, Korean Subsidiary or Factory Power. Also set forth on Schedule 3.1(g) is a list of the names and addresses of all holders of shares of capital stock of UK Subsidiary, Korean Subsidiary or Factory Power, options or warrants to purchase shares of capital stock of UK Subsidiary, Korean Subsidiary or Factory Power or securities convertible into shares of capital stock of UK Subsidiary, Korean Subsidiary or Factory Power. All Shares are duly and validly issued, fully paid, and owned of record as set forth on Schedule 3.1(g).

           (h) DIRECTORS OF FACTORY POWER. The Board of Directors of Factory Power as of the date hereof consists of six directors, four of whom were nominated to the Board of Directors by Seller.

     3.2   FINANCIAL.

           (a) DECEMBER FINANCIALS. Set forth on Schedule 3.2(a) are the combined balance sheet of Seller and its subsidiaries in respect of MTG as of December 27, 1997 and December 28, 1996 (each, a "December Balance Sheet"), and the related statements of income for the years then ended (collectively, the "December Financials"), as prepared by Seller. Except as otherwise disclosed on
Schedule 3.2(a), the December Financials fairly present the combined financial position of Seller and its subsidiaries in respect of MTG as of December 27, 1997 and December 28, 1996, and the results of its operations for the years then ended, in accordance with GAAP applied on a basis consistent with prior periods.

           (b) MARCH FINANCIALS. Set forth on Schedule 3.2(b) are the combined balance sheet of Seller and its subsidiaries in respect of MTG as of March 31, 1998 (the "March Balance Sheet"), and the related statement of income for the three-month period then ended (collectively, the "March Financials"), as prepared by Seller. Except as otherwise disclosed on Schedule 3.2(b), the March Financials fairly present the combined financial position of Seller and its subsidiaries in respect of MTG as of March 31, 1998 and the results of its operations for the three-month period then ended, in accordance with GAAP applied on a basis consistent with the December Financials.

           (c) JUNE FINANCIALS. Set forth on Schedule 3.2(c) are the combined balance sheet of Seller and its subsidiaries in respect of MTG as of June 30, 1998 (the "June Balance Sheet"), and the related statement of income for the six-month period then ended (collectively, including the notes thereto, the "June Financials"), as prepared by Seller. Except as otherwise disclosed on
Schedule 3.2(c), the June Financials fairly present the combined financial position of Seller and its subsidiaries in respect of MTG as of June 30, 1998 and the results of its operations for the six-month period then ended, in accordance with GAAP applied on a basis consistent with the December Financials and the March Financials.

           (d) EVENTS SUBSEQUENT TO JUNE BALANCE SHEET. Since June 30, 1998, there has not been any of the following, except as otherwise disclosed on
Schedule 3.2(d):

                 (i) Any material adverse change in the conduct, financial position or operating results of the Business, from that reflected in the June Financials;

                 (ii) Any damage or destruction (whether or not covered by insurance) materially and adversely affecting any material properties, rights or assets of MTG;

                 (iii) Any sale or other disposition of any capital asset used in the Business with an original cost in excess of $250,000;

                 (iv) Any increase in the wage, salary, commission or other compensation (other than routine increases granted in the ordinary course of business and consistent with past practice and any increases required by contracts or commitments disclosed in the Schedules) payable or to become payable by Seller in respect of MTG,

UK Subsidiary or Factory Power to any of its employees, or any change in any existing, or creation of any new, insurance or other plan under which such member provides benefits to such employees;

                 (v) Any declaration, setting aside or payment of any dividend or any distribution with respect to the shares of capital stock of either UK Subsidiary, Korean Subsidiary or Factory Power, or any direct or indirect redemption, purchase or other acquisition of any such shares;

                 (vi) Any grant of any options or warrants to acquire any shares of capital stock of either UK Subsidiary, Korean Subsidiary or Factory Power by such entity or Seller; or

                 (vii) Any release or waiver by Seller, UK Subsidiary, Korean Subsidiary or Factory Power of any material claim or right in respect of MTG.

           (e) INDEBTEDNESS. Set forth on Schedule 3.2(e) is a list and description of all notes, loan agreements and other instruments pursuant to which Seller in respect of MTG, UK Subsidiary, Korean Subsidiary or Factory Power is obligated for borrowed moneys (other than borrowed moneys which will be repaid at or prior to Closing and trade payables incurred in the ordinary course of business and other than as may be set forth on Exhibit B-2) and the outstanding balance of principal and interest thereunder as of a recent date.

           (f) FINANCIAL RESOURCES OF SELLER. Following the Transfer Date, Seller will have adequate financial resources to operate the remaining businesses of Seller and its subsidiaries and to pay, perform and discharge all of the Unassumed Liabilities chargeable to Seller or its subsidiaries as they become due.

     3.3 ACCOUNTS RECEIVABLE. All accounts, notes and drafts receivable (including unbilled receivables) of MTG have arisen from bona fide transactions actually made in the ordinary course of business, are valid and subject to no counterclaim or setoff except as may be set forth on Schedule 3.3 and are collectible in the ordinary course of business, except (i) for unbilled receivables, which, to the knowledge of Seller, will be collectible in the ordinary course when billed, (ii) to the extent of the reserve for uncollectible accounts provided for in the books and records of MTG or (iii) as otherwise disclosed on Schedule 3.3.

     3.4 INVENTORIES. Set forth on Schedule 3.4 is a description of the inventory valuation policy of MTG. The inventories of MTG are, in the aggregate, of a quality consistent with past practices and generally usable and salable in the ordinary course of business, except for slow-moving, damaged or obsolete items, all of which have been written down to net realizable value or adequate reserves have been provided therefor, and the value at which inventories are recorded in the books and records of MTG reflects the normal inventory valuation policy of MTG, applied on a basis consistent with prior periods, of stating inventory at the lower of cost or market, which inventory valuation policy is further described on Schedule 3.4.

     3.5 MORTGAGES, SECURITY INTERESTS, LIENS AND OTHER ENCUMBRANCES OF TITLE. For purposes of this Agreement, a "Lien" shall mean any lien, encumbrance, mortgage, pledge, hypothecation, charge, option, right of first refusal, lease, license or other conflicting ownership or security interest in favor of any third party, other than defects, easements, encroachments and encumbrances that do not, individually or in the aggregate, materially impair value or continued use as currently conducted of the property to which they relate. "Permitted Lien" shall mean, collectively, any (i) Liens for Taxes, assessments or governmental charges or levies not yet due and any Liens for Taxes disclosed on
Schedule 3.21(c), (ii) statutory Liens of carriers, warehousemen, mechanics, materialmen and the like arising in the ordinary course of business that do not impair in any material respect the conduct of MTG's Business or the use of any of the Purchased Assets in the manner currently used by Seller, (iii) easements, restrictive covenants, rights of way and other similar restrictions of records,
(iv) zoning, building and other similar restrictions, (v) easements, encumbrances, encroachments and other minor imperfections of title that do not impair in any material respect the continued conduct of MTG's Business or the continued use of any of the Purchased Assets, in the manner currently conducted or used by Seller, (vi) in the case of Leased Property, all matters, whether or not of record, affecting the title of the lessor (and any underlying lessor) of the Leased Property and (vii) any Lien caused by a Buying Entity or otherwise in connection with this Agreement. Except as set forth on Schedule 3.5, (a) UK Seller owns the Shares of record and beneficially, (b) Seller owns the Factory Power Shares of record and beneficially, (c) CMMC owns the Korean Shares of record and beneficially, (d) Seller (or one of the Selling Subsidiaries) has good title to each of the Purchased Assets, and (e) UK Subsidiary, Factory Power and Korean Subsidiary have good title to their respective properties, rights and assets; in each case, free and clear of all Liens other than Permitted Liens.

     3.6   REAL PROPERTY.

           (a) OWNED REAL PROPERTY. Set forth on Schedule 3.6(a) is a list of all real property owned by Seller in respect of the Business, UK Subsidiary, Korean Subsidiary or Factory Power or in which any of them has any equity interest and a general description (E.G., warehouse, factory) of the use of the main buildings situated thereon (the "Owned Real Property"). The principal structures constituting part of the Owned Real Property and used in the conduct of the Business are in reasonable condition and repair (subject to ordinary wear and tear) and are reasonably adequate for the purposes to which they are being put, PROVIDED that Buyer is aware of the approximate age of such structures. Neither Seller (or any of the Selling Subsidiaries) in respect of the Business, UK Subsidiary, Korean Subsidiary nor Factory Power has voluntarily (as opposed to a road widening or encroachment by, or use resulting in an easement in favor of, a third party) disposed of any Owned Real Property within the past two years, except as otherwise disclosed on Schedule 3.6(a).

           (b) REALTY LEASES (AS LESSEE). Set forth on Schedule 3.6(b) is a list of all realty leases or similar contracts (the "Leases") under or pursuant to which Seller in respect of the Business, UK Subsidiary, Korean Subsidiary or Factory Power leases or rents (as lessee or sublessee) any land, building or other realty. The Leases are in full force and effect in accordance with their respective terms, and the relevant entity within MTG has not received any notice from the lessor or sublessor that it is not in compliance in all material respects with all terms and conditions of the Leases, including the payment of rent, except such notices that have been timely complied with. Except as otherwise disclosed on Schedule 3.6(b), the premises leased pursuant to the Leases are in reasonable condition and repair (subject to ordinary wear and tear and repairs to be made by the lessor or sublessor) and are reasonably adequate for the purposes to which they are being put.

           (c) VIOLATION OF APPLICABLE LAWS OR RESTRICTIVE COVENANTS. No written notice of violation of any applicable law (including without limitation any zoning law), covenant, condition, restriction or easement affecting any real property owned, leased or occupied by Seller, UK Subsidiary, Korean Subsidiary or Factory Power in respect of the Business (the "Real Property") or its use or occupancy, which violation would materially impair the value or continued use of the property to which it relates has been given to Seller in respect of the Business, UK Subsidiary, Korean Subsidiary or Factory Power by any governmental entity or other person entitled to enforce the same.

           (d) GOVERNMENTAL PLANS. Seller has received no written notice of any plan, study or effort by any governmental entity currently being pursued that would materially and adversely affect the current use or occupancy of the Real Property.

           (e) CONSTRUCTION, CONDEMNATION AND ACCESS. Seller has received no written notice of any plan currently being pursued to construct, modify or realign any street, highway, power lines, or pipelines, or any eminent domain proceeding, which would result in the taking of all or any part of the Real Property or would materially and adversely affect its use or occupancy. Each parcel of the Real Property has full and free access to a presently existing public right-of-way, and, to the best of the knowledge of Seller, there is no governmental proceeding, fact or condition presently being pursued or existing which would materially impair or result in the termination of any such access. MTG has full and free right to use all access points relating to the Real Property currently used by it in the Business.

           (f) ENVIRONMENTAL MATTERS. Except as set forth on Schedule 3.6(f) or as otherwise disclosed or revealed by any "Phase I" or "Phase II" (as such terms are defined in Section 5.19(a)) assessments undertaken by Buyer pursuant to Section 5.19:

                 (i) MTG has obtained and currently maintains all material permits, licenses and other authorizations (the "Environmental Permits") which are presently required with respect to the operation of the Business or any Real Property under applicable federal, state, local and foreign laws, and applicable regulations relating to pollution or protection of the environment, including without limitation laws and regulations relating to emission, discharge or release of any "Hazardous Substance" (as defined below) into the environment (including without limitation ambient air, surface water, ground water, drinking water supply, land surface or subsurface strata located both on and off-site) or otherwise relating to the manufacture, processing, distribution, generation, use, removal, abatement, remediation, treatment, storage, disposal, transport, recycling, reclamation, management, handling, import or export of any Hazardous Substance (collectively, the "Environmental Laws"). The term "Hazardous Substance" shall mean any toxic or hazardous constituents, pollutants, waste waters, byproducts, contaminants, chemicals, compounds, substances, materials or wastes, including without limitation asbestos, polychlorinated biphenyls ("PCBs"), petroleum or any petroleum products or other constituents or petroleum-based derivatives or urea formaldehyde.
Neither Seller in respect of MTG, UK Subsidiary, Korean Subsidiary or Factory Power has been notified in writing by any governmental entity that any of the Environmental Permits will be materially modified or suspended or revoked.
MTG is in material compliance with the terms and conditions of the Environmental Permits;

                 (ii) MTG is in material compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables imposed or required by the Environmental Laws;

                 (iii) There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, order, investigation, proceeding, notice or demand letter received by or pending against Seller, UK Subsidiary, Korean Subsidiary or Factory Power in respect of any Real Property or any site off the Real Property based on the Environmental Laws or any binding code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered or promulgated under such Environmental Laws;

                 (iv) There has been no storage, holding, existence, release, spill, emission, discharge, generation, processing, treatment, abatement, removal, recycling, reclamation, disposal, handling, use or transportation of any Hazardous Substance from, under, into, at or on any Real Property (an "Environmental Activity") which has resulted or is reasonably likely to result in a violation by or a material liability of Seller, UK Subsidiary, Korean Subsidiary or Factory Power under the Environmental Laws, or which has resulted in the contamination of any Real Property that is required by any governmental entity to be investigated, removed or remediated under the Environmental Laws; and

                 (v) To the knowledge of Seller, all manufacturing facilities located on the Real Property have, in the last 25 years, been used only for manufacturing, assembling, remanufacturing, repairing, testing, painting and packaging of power driven machines and components therefor.

           (g) UTILITIES. All electric, gas, water, sewage, communications and other utilities necessary or advisable for the operation of the Business on the Real

Property are sufficient for the normal operation of the Business as presently conducted thereon.

     3.7 RIGHT TO USE PROPERTIES AND ASSETS. MTG is not using any properties, rights or assets to conduct the Business which are not duly owned, leased, or licensed by it.

     3.8   CONTRACTS AND COMMITMENTS.

           (a) SALES ORDERS, BIDS AND PROPOSALS. Set forth on Schedule 3.8(a) is a list of each individual outstanding sales order, sales contract, bid or sales proposal of MTG in excess of $250,000. Seller has provided Buyer with access to true and correct copies of all outstanding sales orders, sales contracts, bids or sales proposals of MTG (the "Sales Orders"), except to the extent such access may be restricted by applicable laws, regulations or contract terms. Except as otherwise indicated on Schedule 3.8(a), all Sales Orders required to be set forth on such Schedule currently in effect have been made in the ordinary course of business, at arms' length and are not currently expected to result in a loss upon completion of performance.

           (b) PURCHASE ORDERS. Set forth on Schedule 3.8(b) is a list and description of each individual outstanding purchase order and purchase commitment of MTG in excess of $100,000. Seller has provided Buyer with access to true and correct copies of all purchase orders and purchase commitments of MTG ("Purchase Orders"). Except as otherwise indicated on Schedule 3.8(b), all Purchase Orders have been incurred in the ordinary course of business and at arms' length, and are not in excess of the normal requirements of the Business or at any excessive price, in each case, based upon the current and historical practices of the Business.

           (c) SALES REPRESENTATIVE, DISTRIBUTOR AND DEALER AGREEMENTS. Set forth on Schedule 3.8(c) is a list of all outstanding sales representative, sales agent, dealer and distributor agreements and similar contracts or agreements of MTG. Except as disclosed on Schedule 3.8(c), all such contracts or agreements are terminable by the relevant entity within MTG upon 90 days or less notice without penalty or premium.

           (d) PERSONAL PROPERTY LEASES (AS LESSEE). Set forth on Schedule 3.8(d) are (i) a list of each individual lease, contract and other agreement under which MTG leases or rents (as lessee) any machinery, equipment or other personal property and which is not terminable at any time by the relevant entity within MTG without any additional payment, indemnity or penalty upon 30 days or less notice, and under which lease or rent payments exceed $10,000 annually, and
(ii) a list of each lease under which MTG leases or rents (as lessee) any motor vehicle used in connection with the Business.

           (e) NONCOMPETITION AGREEMENTS OR COVENANTS. Set forth on Schedule 3.8(e) is a list of every agreement or other commitment imposing on Seller in respect of MTG, UK Subsidiary, Korean Subsidiary or Factory Power any covenant not to compete or other covenant materially restricting the development, manufacture, marketing or distribution of products or services of MTG.

           (f) CONFIDENTIAL NONDISCLOSURE AGREEMENTS. Set forth on Schedule 3.8(f) is a list of all written agreements between MTG and any of its customers, suppliers or others which contain provisions for the nondisclosure by MTG of confidential or proprietary information.

           (g) CONSULTANT AGREEMENTS. Set forth on Schedule 3.8(g) is a list of all outstanding consultant agreements (other than agreements listed on Schedule 3.8(c)) of MTG which are not capable of termination on 90 days notice or less.

           (h) GUARANTEES. Set forth on Schedule 3.8(h) is a list of any obligation, contingent or otherwise, of MTG directly or indirectly guaranteeing any debt of any other person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of MTG
(i) to purchase or pay (or advance or supply funds for the purchase or payment of) any debt of any other person (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the holder of such debt or the payment thereof (in whole or in part) (other than endorsements for collection or deposit in the ordinary course of business).

           (i) POWERS OF ATTORNEY, PROXIES. Set forth on Schedule 3.8(i) is a list of all outstanding powers of attorney or proxies granted by Seller in respect of MTG, UK Subsidiary, Korean Subsidiary or Factory Power which powers of attorney or proxies concern material rights or claims of MTG.

           (j) LETTERS OF CREDIT, SURETY, BID AND PERFORMANCE BONDS. Set forth on Schedule 3.8(j) is a list of all commercial letters of credit, stand-by letters of credit, surety, bid, performance bonds and other similar instruments
(i) securing the obligations of Seller in respect of MTG, UK Subsidiary, Korean Subsidiary or Factory Power or (ii) securing any outstanding payment obligations of a third party to Seller in respect of MTG, UK Subsidiary, Korean Subsidiary or Factory Power.

           (k) DERIVATIVES. Set forth on Schedule 3.8(k) is a list of any obligation of Seller in respect of MTG, UK Subsidiary, Korean Subsidiary or Factory Power in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

           (l) MAJOR CUSTOMERS AND SUPPLIERS. Set forth on Schedule 3.8(l) is a list of the ten largest customers and the ten largest suppliers of each of Seller in respect of the Business and UK Subsidiary for the period indicated therein, including the dollar amounts represented by each such customer or supplier, during such period.

           (m) CONTRACTS WITH AFFILIATES. Set forth on Schedule 3.8(m) is a list of any lease, license, contract or agreement between Seller in respect of MTG, UK Subsidiary, Korean Subsidiary or Factory Power on the one hand, and any Affiliate of any such party, or any officer, director, of any such party, on the other hand. All such contracts are on arm's length terms, except as otherwise indicated on Schedule 3.8(m). As used in this Agreement, "Affiliate" means, with respect to any person, any other person controlling, controlled by, or under common control with such person. For purposes of the definition of "Affiliate," the term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with" as used with respect to any person) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person whether through ownership of voting securities, by contract or otherwise.

           (n) OTHER CONTRACTS. Set forth on Schedule 3.8(n) is a list of any other contract or commitment of MTG that is material to the Business and which is not of the type required to be disclosed in any other Schedule to this Agreement pursuant to the provisions hereof. For purposes of this paragraph, a contract or commitment shall be deemed to be material if the consideration remaining to be paid by MTG thereunder exceeds $250,000 or is not capable of termination on 90 days notice or less.

     3.9 SUITABILITY AND GOOD REPAIR. The material tangible Purchased Assets and tangible assets of UK Subsidiary, Korean Subsidiary or Factory Power (in each case, excluding Real Property) are generally in reasonable working condition and repair (considering balance sheet reserves and subject to ordinary wear and tear), and reasonably sufficient for the purposes to which they are being put and for the conduct of the Business as it is currently being conducted, except as otherwise disclosed on Schedule 3.9.

     3.10  PATENTS, TRADEMARKS, SERVICE MARKS AND COPYRIGHTS.

           (a) INTELLECTUAL PROPERTY RIGHTS. Set forth on Schedule 3.10(a) is a list and description of all patents, patent applications, trademarks, trademark registrations and trademark applications, service marks, service mark registrations and service mark applications, copyright registrations and copyright registration applications, both domestic and foreign, which are owned by Seller in respect of the Business, UK Subsidiary, Korean Subsidiary or Factory Power. The assets listed on Schedule 3.10(a), all patent disclosures, chip registrations and their applications, if any, and all "Software" (as defined in Section 3.13), know-how, industrial property, technology or other proprietary rights which are owned by Seller or any of its subsidiaries in respect of the Business are referred to as the "Intellectual Property." Except as otherwise indicated on Schedule 3.10(a), Seller, UK Subsidiary, Korean Subsidiary or Factory Power presently own, or by the Closing will own, all right, title and interest in and to the Intellectual Property, validly and beneficially, free and clear of all Liens, with all rights afforded therein under applicable law. Except as set forth on Schedule 3.10(a), within the past five years, neither Seller, UK
Subsidiary, Korean Subsidiary nor Factory Power has received written notice of any claim or challenge of a third party of adverse ownership or invalidity of the Intellectual Property nor, to the knowledge of Seller, has any such claim or challenge been overtly threatened. Except as set forth on Schedule 3.10(a), no written assertions of infringement of proprietary rights of others have been received by Seller, UK Subsidiary, Korean Subsidiary or Factory Power in relation to MTG within the past five years. There are no trade names used by the Business other than the corporate names of any entity within MTG.

           (b) LICENSES OF INTELLECTUAL PROPERTY RIGHTS TO OR FROM THIRD PARTIES. Set forth on Schedule 3.10(b) is a list and description of (i) all currently material licenses, assignments and other transfers of Intellectual Property granted to others by Seller in respect of the Business, UK Subsidiary, Korean Subsidiary or Factory Power, and (ii) all licenses, assignments and other transfers of patents, trademarks, service marks, copyrights, trade secrets, material Software, know-how, industrial property, technology or other proprietary rights granted to Seller in respect of the Business, UK Subsidiary, Korean Subsidiary or Factory Power by others and currently material (other than pre-packaged or off the shelf Software). Except as disclosed on Schedule 3.10(b), none of the licenses described above is subject to termination, cancellation or change in its terms or provisions or to cause a payment to become due from Seller, UK Subsidiary, Korean Subsidiary or Factory Power as a result of this Agreement or the transactions provided for in this Agreement.

           (c) NO INFRINGEMENT. Except as set forth in Schedule 3.10(c), neither Seller, UK Subsidiary, Korean Subsidiary or Factory Power has made any assertion of infringement or misappropriation of any Intellectual Property by another person and, to the knowledge of Seller, there is not occurring, as of the date hereof, any such material infringement or misappropriation of any Intellectual Property.

           (d) REGISTRATION AND MAINTENANCE FEES. Seller, UK Subsidiary, Korean Subsidiary or Factory Power has paid all maintenance, renewal or similar fees required by the applicable government agencies to maintain any of the registrations made in respect of the Intellectual Property identified in
Schedule 3.10(a), except for those which are not yet due and payable or as otherwise disclosed on Schedule 3.10(d). Seller, UK Subsidiary, Korean Subsidiary or Factory Power has filed responses to all actions from applicable governmental agencies required to be made that have become due relating to any Intellectual Property, and has paid all costs and charges relating to such actions, including without limitation legal fees.

     3.11 PATENT, TRADE NAME, TRADEMARK, SERVICE MARK OR COPYRIGHT INFRINGEMENT AND INDEMNIFICATION. Set forth on Schedule 3.11 is a list of all claims for indemnification made against MTG by any other person for infringement of any patent, trade name, trademark, service mark, copyright, Software, know-how, industrial property, technology or other proprietary rights of others, and the amounts paid by MTG in respect of such claims, if any.

     3.12  CONFIDENTIAL INFORMATION OR TRADE SECRETS.  Except as set forth on
Schedule 3.12, there are no written claims or written demands of any person pertaining to, or any proceedings which are pending or, to the knowledge of Seller, threatened, which challenge the rights of MTG in respect of any proprietary or confidential information or trade secrets used in the conduct of the Business, and, to the knowledge of Seller, no methods, processes, procedures, apparatus or equipment used in the Business use or include any proprietary or confidential information or trade secrets misappropriated from any person or entity. MTG has no confidential information owned or claimed by third parties not rightfully in its possession, and MTG has complied in all material respects with all agreements, understandings and licenses governing the use of any confidential information used in the Business that is owned or claimed by third parties.

     3.13  SOFTWARE.

           (a) DEFINITION. For purposes of this Agreement, "Software" shall mean a computer program or any part of such computer program (excluding computer programs or parts thereof licensed to Seller, UK Subsidiary, Korean Subsidiary or Factory Power by unaffiliated licensors or otherwise supplied to Seller, UK Subsidiary, Korean Subsidiary or Factory Power by third parties), whether in source code, object code or in any other form, whether recorded on tape or on any other media, and all modifications, enhancements or corrections made to such program, and all documentation relating to such program that is reasonably required to operate such program, including any flow charts, designs, instructions, job control procedures and manuals relating to such program in printed or machine readable form. All Software that is used in the manufacture or use of the current products of the Business or is under development for use in the manufacture or use of the current products of the Business is referred to as the "MTG Software."

           (b) YEAR 2000. Neither the performance nor the functionality of the MTG Software or any hardware developed or manufactured by MTG is materially adversely affected by dates prior to, during and after the year 2000.

           (c) DEVELOPMENT. No present or former employee of MTG is, or is now expected to be, in default under any term of any employment agreement or arrangement, any noncompetition agreement or arrangement or any other agreement or arrangement, in each case, relating to MTG's rights to and claims under the MTG Software or its development or exploitation, except as otherwise disclosed on Schedule 3.13(c). Except as otherwise disclosed on Schedule 3.13(c), (i) to the knowledge of Seller, the MTG Software was developed entirely by the employees of MTG or by independent contractors, (ii) to the knowledge of Seller, the MTG Software that was developed by the employees of MTG was developed as part of their employment responsibilities during the time that they were employees only of MTG, and the MTG

Software does not include any inventions of such employees made prior to the time of their employment by MTG or any intellectual property of any previous employer of such employees, and (iii) each of the contracts with third parties who developed any MTG Software provides that the software developed under such contract is a work made for hire or otherwise belongs to MTG.

           (d) PROTECTION OF MTG SOFTWARE. Seller has taken commercially reasonable steps in light of standard industry practices to maintain the MTG Software as confidential, trade secret or copyrighted material of MTG or its licensors. To the knowledge of Seller, there is no breach of any confidentiality agreement in favor of MTG relating to the MTG Software by any third parties. Except as disclosed in the licenses set forth on Schedule 3.10(b), neither Seller in respect of the Business nor UK Subsidiary, Korean Subsidiary or Factory Power has conveyed or granted to any third parties any other rights to the MTG Software, nor is it obligated to grant or convey any rights to license, market or incorporate in other Software, sell or otherwise use any such Software, and no third party has unauthorized access to the documentation, source code or similar material for such Software.

     3.14 PRODUCT AND SERVICE WARRANTIES. Set forth on Schedule 3.14 are the standard product and service warranty policies of MTG and a listing of product and service warranties given to customers of the Business prior to the Agreement Date which by their terms do not terminate twelve months or less from the Agreement Date. Also set forth on Schedule 3.14 is a description of MTG's warranty experience with respect to its products, including the amounts paid to satisfy or compromise any warranty claims, since December 31, 1996.

     3.15  EMPLOYEES; EMPLOYEE BENEFITS.

           (a) EMPLOYEES; RECENT TERMINATIONS. Set forth on Schedule 3.15(a) is a list of the names and titles of all current employees of MTG (the "Employees"). Seller has previously furnished to Buyer a schedule showing the current rates of compensation of each of the Employees and any applicable incentive or other compensation arrangements. Also set forth on Schedule 3.15(a) is a list by location in the United States of the number of former employees of the Business whose employment with Seller in respect of MTG, UK Subsidiary, Korean Subsidiary or Factory Power was terminated within the three-month period preceding the Agreement Date. All such terminations were effected in compliance with the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act") or for a fair reason as defined in Section 98 of the Employment Rights Act 1996 (the "Employment Rights Act"), as applicable.

           (b) INDEBTEDNESS TO EMPLOYEES. No member of MTG is indebted to any of its present or former employees in any amount whatsoever, other than for accrued wages, bonuses and related benefits and reasonable reimbursable business expenses incurred in the ordinary course of business, except as otherwise disclosed on Schedule 3.15(b).

           (c) LOANS OR ADVANCES TO EMPLOYEES. No member of MTG has outstanding and unsatisfied, in whole or in part, any loan or advance to any of its present or former employees, other than reasonable advances for business and related expenses made in the ordinary course of business, except as otherwise disclosed on Schedule 3.15(c).

           (d)   COLLECTIVE BARGAINING AGREEMENTS.  Except as set forth on
Schedule 3.15(d), there are no collective bargaining or similar agreements between the relevant entity within MTG on the one hand, and any group of employees, union or labor organization, on the other hand; and no such agreement or understanding is presently proposed or under discussion.

           (e) OTHER LABOR MATTERS. MTG is in compliance in all material respects with all applicable laws relating to employment, employment practices, terms and conditions of employment, wages and hours. Within the last two years, no member of MTG has experienced any union organizing activity or any work stoppage due to any labor disagreement with respect to the Employees. There is no strike, slowdown or stoppage pending or, to the knowledge of Seller, threatened against Seller in respect of MTG, UK Subsidiary, Korean Subsidiary or Factory Power.

           (f)   EMPLOYEE BENEFIT PLANS.

           (i) Set forth on Schedule 3.15(f) is a list of all employee benefit plans in effect for the benefit of the present or former employees of MTG or any group of such employees, or for the benefit of dependents of any of them (collectively, the "Compensation and Benefit Plans"), including without limitation any pension, life and dependent life, accidental death and health insurance (including medical, dental and vision), hospitalization, medical examination, savings, bonus, deferred compensation, incentive compensation, holiday, vacation, severance pay, tax preparation assistance and equalization, pay-in-lieu, sick pay, sick leave, disability, tuition refund, service award, company car, car allowance, scholarship, relocation, patent award, living allowances, housing allowances, annual home leave costs, employee assistance, travel accident, dependent schooling and supplements, fringe benefit and other employee benefit plans, contracts, policies or practices providing employee or executive compensation or benefits. Neither Seller in respect of MTG, UK Subsidiary, Korean Subsidiary nor Factory Power has committed to establish any agreement or arrangement of the type required to be disclosed on Schedule 3.15(f), except as otherwise indicated on such Schedule.

           (ii) All Compensation and Benefit Plans comply with, and have been administered in accordance with, all applicable laws and regulations.

           (iii) Seller has provided Buyer with access to true, correct and complete copies of (1) each Compensation and Benefit Plan that is subject to Title IV of ERISA, including amendments thereto (each, an "ERISA Plan"), or, in the case of any unwritten ERISA Plan, a description thereof, (2) if applicable, the current trust agreement for each ERISA Plan, including amendments thereto,
(3) if applicable, the most recent summary plan description for each ERISA Plan and all modifications thereto, (4) if applicable, the most recent Form 5500 filed for each ERISA Plan, (5) if applicable, the most recent actuarial valuation report prepared in connection with any ERISA Plan, and (6) if applicable, the most recent determination letter received from the Internal Revenue Service with respect to such ERISA Plan.

           (iv) No ERISA Plan is a "multi employer plan" (as defined in Section 4001(a)(3) of ERISA). With respect to each ERISA Plan (1) all payments due from any such plan (or from Seller with respect to any such plan) have been made, (2) Seller has complied in all material respects with, and each such ERISA Plan conforms in all material respects in form and operation to, all applicable laws and regulations, including without limitation ERISA and the Code and all material reports and information relating to such ERISA Plan required to be filed with any governmental entity have been timely filed, (3) all material reports and information required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided, (4) there have been no prohibited transactions within the meaning of Section 406 and 407 of ERISA or
Section 4975 of the Code with respect to any ERISA Plan, (5) each such ERISA Plan which is intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and to the knowledge of Seller, nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification or exemption, and (6) to the knowledge of Seller, there are no actions, suits or claims pending (other than routine claims for benefits) or threatened with respect to any ERISA Plan or against the assets of such ERISA Plan.

           (v) UK Subsidiary neither operates nor is a participant in any pension arrangement other than the Cincinnati Milacron Pension Plan established by a trust deed dated September 28, 1966 (the "1966 UK Pension Plan") together with the Cincinnati Milacron Limited Supplementary Pension Plan established by a trust deed dated April 2, 1982 (together with the 1966 UK Pension Plan, the "UK Pension Plans"). UK Subsidiary has no legal obligation to provide "relevant benefits" within the meaning of Section 612 of the Income and Corporation Taxes Act 1988 (the "Taxes Act") other than under the UK Pension Plans. Each of the UK Pension Plans is an exempt approved scheme (within the meaning of Chapter I of Part XIV of the Taxes Act). The 1966 UK Pension Plan is a contracted-out scheme for the purposes of the Pension Schemes Act 1993. True copies of the current Trust Deeds and Rules and ancillary deeds of each of the UK Pension Plans have been delivered to Buyer together with true copies of all relevant explanatory booklets, relevant announcements and other relevant communications to employees, including details of any augmentations of benefits under the UK Pension Plans. The UK Pension Plans have been funded to the extent recommended by the actuary to each of the UK Pension Plans. All insurance premiums in respect of each of the UK Pension Plans (whether payable by UK Subsidiary or by the trustees or administrator of either of the UK Pension Plans) have been paid. UK Subsidiary, Cimcool Europe BV (the "UK Participating Employer") and the trustees of the UK Pension Plans have duly complied with their respective obligations under the trust deeds and rules and under the provisions of relevant legislation including the Pensions Act 1995 and with the requirements of the Pension Schemes Office affecting schemes approved under Chapter 1 of Part XIV of the Taxes Act. No employers other than UK Subsidiary and the UK Participating Employer participate in either of the UK Pension Plans. To the knowledge of Seller no claim has been made against the trustees or administrator of either of the UK Pension Plans or against any other person whom UK Subsidiary is or may be liable to compensate or indemnify or against UK Subsidiary as employer of the UK
Pension Plans in respect of any act, omission or other matter concerning the UK Pension Plans. No retirement benefits scheme (as defined in Section 611 of the Taxes Act) in which employees or former employees of UK Subsidiary participate or have participated has been or is in the process of being (or is proposed to be) wound up (in whole or in part) or closed to new entrants
(in whole or in part).

           (g) EMPLOYMENT CONTRACTS. Set forth on Schedule 3.15(g) is a list of all written contracts between Seller in respect of MTG, UK Subsidiary, Korean Subsidiary or Factory Power and any of the Employees. Seller has provided Buyer with access to true and correct copies of all such contracts.

     3.16 PENDING OR THREATENED CLAIMS, LITIGATION AND GOVERNMENTAL PROCEEDINGS. Set forth on Schedule 3.16 is a list and description of every written complaint submitted to a court, suit, action, arbitration or regulatory, administrative or governmental proceeding which is pending or, to the best of the knowledge of Seller, threatened against MTG and which, if adversely determined, would, individually or in the aggregate, have a material adverse effect on those Purchased Assets (or any other rights or assets of MTG) to which it relates. No suit, action or other judicial or governmental proceeding is pending or, to the best of the knowledge of Seller, threatened before any court or governmental agency, nor has Seller received any written notice that any investigation or review by any governmental agency with respect to the Business is pending or contemplated, in each case, which is likely to result in the restraint or prohibition of, or the obtaining of substantial damages in connection with, this Agreement or the consummation of the transactions provided for in this Agreement.

     3.17  JUDGMENTS, ORDERS AND CONSENT DECREES.  Except as set forth on
Schedule 3.17, MTG is not subject to any judgment, order or decree of, or agreement with, any court, arbitrator or regulatory authority materially limiting, restricting or adversely affecting the conduct of the Business; and no such proceeding is pending or, to the best of the knowledge of Seller, threatened against MTG.

     3.18 COMPLIANCE WITH LAWS. To the knowledge of Seller, the Business has been conducted in compliance and conformity in all material respects with all applicable laws, regulations, orders, judgments, injunctions, awards or decrees. This Section does not relate to real property and Environmental Law, to which
Section 3.6 is exclusively applicable; employees and employee benefits, to which
3.16 is exclusively applicable; and Taxes, to which Section 3.21 is exclusively applicable.

     3.19 FRANCHISES, PERMITS, ETC. Except as otherwise disclosed on Schedule 3.19, to the knowledge of Seller, MTG has obtained and is in compliance in all material respects with all terms and conditions of all material governmental and business franchises, permits, licenses and other authorizations (collectively, the "Authorizations") that are necessary for it to conduct the Business as and where it is now conducted. Except as otherwise indicated on Schedule 3.19, neither Seller, UK Subsidiary, Korean Subsidiary nor Factory Power has received any written notice from a relevant person or authority that any such Authorization in connection with the Business is to be revoked or will not be renewed. To the knowledge of Seller, none of such Authorizations will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Seller has no knowledge of any pending or threatened regulatory change, whether domestic or foreign, which would adversely affect its business or business prospects or require product changes.

     3.20 ECONOMIC SANCTIONS AND QUESTIONABLE PAYMENTS. MTG has no contracts, agreements or other binding obligations in effect with, or any outstanding bids or proposals to, the governments of Iran, Iraq, Libya, North Korea, Cuba, or any agency, subdivision or component of any such governments or any national entity owned by such governments or any legal person or entity located in such countries, except as otherwise disclosed on Schedule 3.20. Except for commission arrangements entered into in the ordinary course of business and consistent with past practice, to the knowledge of Seller, no officer or employee of Seller or any of its subsidiaries has provided (or has any contracts, agreements, arrangements or binding and enforceable understandings to provide) any payment of money or other remuneration or benefit of any kind to any party to obtain or retain business in connection with the Business, other than gifts or entertainment that are consistent with its customary business practices, are limited in value and do not violate any applicable law.

     3.21  TAXES.

           (a) DEFINITIONS. For purposes of this Agreement, the term "Taxes" means all forms of tax, wherever levied or imposed, of whatever nature and whether past, present or future, and all penalties, charges, costs and interest relating to the same and any penalties chargeable for noncompliance with any statutory provisions or regulations in connection therewith. For purposes of this Agreement, the term "Tax Return" means any return, declaration, report, claim for refund or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

           (b) RETURNS AND REPORTS. Each of UK Subsidiary, Korean Subsidiary and Factory Power has filed on a timely basis with all appropriate governmental authorities all material Tax Returns required to be filed by it. All such Tax Returns are complete and accurate in all material respects and have been prepared on a basis consistent with that of previous years, except as otherwise disclosed on Schedule 3.21(b). The foregoing Tax Returns are not subject to material penalties under Section 6662 of the Code relating to accuracy related penalties (or any corresponding provision of the state, local or foreign law or any predecessor provision of such law). All material Taxes shown on such Tax Returns as owed by UK Subsidiary, Korean Subsidiary or Factory Power have been paid.

           (c) DISPUTES. Except as otherwise disclosed on Schedule 3.21(c), with respect to such Tax Returns, there is no material dispute or claim concerning any Tax liability of UK Subsidiary, Korean Subsidiary or Factory Power either (i) claimed or raised by any authority in writing or (ii) as to which Seller or any of the directors or officers of Seller in respect of MTG, UK Subsidiary, Korean Subsidiary or Factory Power (or any of the directors and officers of any of them) has any knowledge based upon personal contact with any agent of such authority.

           (d) WITHHOLDING TAXES. Each of UK Subsidiary, Korean Subsidiary and Factory Power has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

           (e) AUDITS. Schedule 3.21(e) lists all material federal, state, local and foreign Tax Returns of UK Subsidiary, Korean Subsidiary or Factory Power filed for taxable periods and ending on or after December 31, 1994, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Seller has furnished Buyer with access to complete copies of all material federal Tax Returns that have been filed as of the date hereof, material examination reports, and material statements of deficiencies assessed against, or agreed to by UK Subsidiary, Korean Subsidiary or Factory Power since December 31, 1994. Neither UK Subsidiary, Korean Subsidiary nor Factory Power has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency. MTG has complied in all material respects with all state abandoned or unclaimed property laws.

           (f)   COLLAPSIBLE CORPORATIONS AND EXCESS PARACHUTE PAYMENTS.
Neither UK Subsidiary, Korean Subsidiary nor Factory Power has filed a consent under Section 341(f) of the Code concerning collapsible corporations. Except as set forth on Schedule 3.21(f), neither UK Subsidiary, Korean Subsidiary nor Factory Power has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code.

           (g) RESERVE FOR TAXES. The unpaid Taxes of UK Subsidiary, Korean Subsidiary or Factory Power (i) did not, as of December 31, 1997, exceed, by any material amount, the reserve for income tax liability (rather than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the December Balance Sheet (rather than in any notes thereto), and (ii) do not exceed, by any material amount, that reserve as adjusted for the passage of time through the Transfer Date in accordance with the past custom and practice of UK Subsidiary, Korean Subsidiary or Factory Power, as the case may be, and in filing their respective Tax Returns. Adequate provision has also been made in the December Balance Sheet and in the books and records of UK Subsidiary, Korean Subsidiary or Factory Power, and will be adjusted for the passage of time through the Transfer Date and reflected in the Final Closing Balance Sheet, for any deferred Taxes applicable to all differences, if any, between book and taxable income.

           (h) ABSENCE OF CERTAIN AGREEMENTS. Except as otherwise disclosed on Schedule 3.21(h), neither UK Subsidiary, Korean Subsidiary nor Factory Power is a party to any Tax sharing, allocation or indemnification agreement.

           (i) STATE AND LOCAL TAX BENEFIT AGREEMENTS. Set forth on Schedule 3.21(i) are copies of the applicable state and local tax agreements (collectively, the "State and Local Tax Benefit Agreements") between Seller and the applicable State or local taxing authority which relate to the Business. Also set forth on Schedule 3.21(i) is a description of the extent to which each of the State and Local Tax Benefit Agreements is transferable to the Business. Seller is materially in compliance with all terms of the State and Local Tax Benefit Agreements.

           (j) NOL. As of December 31, 1997, UK Subsidiary had tax net operating losses for UK income tax purposes of L18,321,634. Since December 31, 1997, there has not been a change in the business of UK Subsidiary that would cause such net operating losses to become unusable to offset the income of UK Subsidiary.

     3.22  INSURANCE AND BANKING

           (a) INSURANCE POLICIES. Set forth on Schedule 3.22(a) is a list of all insurance policies (including the terms of any self-insurance programs) and bonds (excluding instruments referred to in Section 3.8(j)) in force for the current policy year, with respect to the business, operations, properties, assets and employees of MTG.

           (b) BANK ACCOUNTS. Set forth on Schedule 3.22(b) is a list of the names and locations of all banks or similar financial institutions in which Seller in respect of MTG, UK Subsidiary, Korean Subsidiary or Factory Power maintains an account, the account numbers and the names of all persons authorized to sign checks, drafts or other instruments drawn thereon.

     3.23 REQUIRED CONSENTS. Set forth on Schedule 3.23 is a list of any material consent, approval or authorization of, or exemption by, or filing with, any governmental or regulatory authority that is required in connection with the execution, delivery and performance by Seller of this Agreement and the Related Agreements to which it is a party and any material consent of any private third party that is required in connection with the sales of the Purchased Assets and the Shares to Buyer and UK Buyer, respectively, as contemplated by this Agreement.

     3.24 NO BREACH OF STATUTE OR CONTRACT. Except to the extent that any of the consents, approvals and authorizations set forth on Schedule 3.23 shall not have been obtained prior to Closing, neither the execution and delivery by Seller of this Agreement and the Related Agreements to which it is a party, nor compliance by it with the terms and provisions of such agreements, will breach or violate any applicable statute, law, ordinance, rule or regulation of any governmental authority, domestic or foreign, or any of the terms, conditions or provisions of the articles of incorporation and by-laws of Seller, or any judgment, order, injunction, decree, material agreement or other material instrument to which Seller is a party or by which any of its properties, rights or assets are bound.

     3.25 BROKER'S OR FINDER'S FEES. No person or firm other than Lazard Freres & Co. LLC ("Lazard"), Seller and its Affiliates (and their respective directors, officers and employees) has arranged, or participated in arranging, on behalf of Seller, the transactions provided for in this Agreement. Except for any compensation that may be or become payable to Lazard (which shall be paid solely by Seller),there are no broker's or finder's fees to be paid by Seller in connection with the transactions provided for in this Agreement. Seller has no knowledge of, and has taken no action which would give rise to, any claim for a broker's or finder's fee to be paid by Buyer in connection with the consummation of the transactions provided for in this Agreement.

     3.26 TRUE AND ACCURATE SCHEDULES. Seller has furnished Buyer with access to or copies of true, accurate and complete copies of all documents listed in any Schedule.

     3.27 ENTIRE BUSINESS. The Purchased Assets, together with the Shares, include all the properties and assets used or held for use by Seller or any Affiliate of Seller primarily or exclusively in the conduct of the business of MTG as currently conducted by Seller and its subsidiaries, except for the Excluded Assets and except as set forth on Schedule 3.27. Specifically identified on Schedule 3.27 are any material assets used in the Business that are shared with other businesses of Seller or any of its Affiliates and which are not included in the Purchased Assets.

     3.28 DUTY OF SELLER TO MAKE INQUIRY. To the extent that any of the representations and warranties made by Seller in this Agreement are qualified by the knowledge or belief of Seller, such knowledge or belief shall refer solely to the knowledge and belief, after reasonable investigation, of the employees of Seller and MTG set forth on Schedule 3.28.

     3.29 NO OTHER REPRESENTATIONS. Except for the representations and warranties expressly made by Seller in this Agreement (including the Exhibits and Schedules), neither Seller nor any other person makes any express or implied representation or warranty on behalf of Seller.

                                (Article 4 follows)

                                   ARTICLE 4

             REPRESENTATIONS AND WARRANTIES OF THE BUYING ENTITIES

     Each of the Buying Entities represents and warrants to Seller as follows, which representations and warranties shall be deemed reaffirmed and republished on the Closing Date as if made again on and as of the Closing Date:

     4.1   CORPORATE MATTERS.

           (a) DUE ORGANIZATION. Each of the Buying Entities is a corporation or limited liability company duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

           (b) POWER AND AUTHORITY TO ENTER INTO AGREEMENT. Each of the Buying Entities has the power and authority to enter into this Agreement and the Related Agreements to which it is a party and, subject to the conditions provided in this Agreement, to consummate the transactions provided for in this Agreement and such Related Agreements, except where the failure to have such power or authority would not materially impair the abilities of the Parties to consummate the transactions contemplated by this Agreement.

           (c) DUE EXECUTION AND ENFORCEABILITY. The execution, delivery and performance by and on behalf of each of the Buying Entities of this Agreement and the Related Agreements to which it is a party have been duly and validly authorized and approved by its board of directors, and no other corporate action is necessary or required to authorize it to execute this Agreement and such Related Agreements and to perform its obligations under this Agreement and such Related Agreements. This Agreement constitutes, and such Related Agreements (when executed by the parties to them) will constitute, the valid and legally binding obligations of the Buying Entities, enforceable in accordance with their respective terms and conditions, except to the extent the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general equitable principles.

     4.2 CLAIMS, LITIGATION AND GOVERNMENTAL PROCEEDINGS. No investigation, suit, action or other judicial or governmental proceeding is pending or, to the best of the knowledge of the Buying Entities, threatened before any court or governmental agency which is likely to result in the restraint or prohibition of, or the obtaining of substantial damages in connection with, this Agreement or the consummation of the transactions provided for in this Agreement.

     4.3 BROKER'S OR FINDER'S FEES. Except for Buyer and its Affiliates (and their respective directors, officers and employees), no person or firm has arranged, or participated in arranging, on behalf of any Buying Entity, the transactions provided for in this Agreement. There are no broker's or finder's fees to be paid by Buyer in connection with the transactions provided for in this Agreement. Buyer has no knowledge of, and has taken no action which would give rise to, any claim for a broker's or finder's fee to be paid by Seller in connection with the consummation of the transactions provided for in this Agreement.

     4.4 NO BREACH OF STATUTE OR CONTRACT. Neither the execution and delivery by each of the Buying Entities of this Agreement and the Related Agreements to which it is a party, nor compliance by it with the terms and provisions of such agreements, will breach or violate any applicable statute, law, ordinance, rule or regulation of any governmental authority, domestic or foreign, or any of the terms, conditions or provisions of the certificate of incorporation or by-laws of any of the Buying Entities, or any judgment, order, injunction, decree, material agreement or other material instrument to which such Buying Entity is a party or by which any of its properties, rights or assets are bound.

     4.5 SUFFICIENT FUNDS. The Buying Entities have the financial capability to purchase the Purchased Assets and the Shares on the terms and subject to the conditions set forth in this Agreement and to pay the Assumed Liabilities as they become due and payable.

     4.6 NO OTHER REPRESENTATIONS. Except for the representations and warranties expressly made by Buyer in this Agreement (including the Exhibits and Schedules), neither Buyer nor any other person makes any express or implied representation or warranty on behalf of Buyer.

                                 (Article 5 follows)

                                   ARTICLE 5

                   CONDUCT OF BUSINESS PENDING TRANSFER DATE

     With respect to the period from the Agreement Date to the Closing Date, the Parties agree that the following provisions apply:

     5.1 FULL ACCESS. Buyer and its authorized representatives shall have full and complete access (utilizing reasonable procedures established by Seller and reasonably acceptable to Buyer) during normal business hours and upon reasonable advance notice, but without unreasonably disrupting the normal operations of Seller or MTG, to all the premises and to all books of account, records and properties of MTG and Seller in respect of the Business, including without limitation the right to inspect, examine, audit and photocopy all such books of account and records and, in particular, those relative to the December Financials, the March Financials and the June Financials; and (ii) Seller shall furnish or cause to be furnished to Buyer and its authorized representatives all information with respect to the business and affairs of MTG as Buyer may reasonably request. Notwithstanding the foregoing, Seller shall not be required to afford access to any portion of any Tax Return of Seller or any Selling Subsidiary or any Tax Return not primarily or exclusively related to the Business.

     5.2 CARRY ON IN REGULAR COURSE. Seller shall (and shall cause UK Subsidiary, Korean Subsidiary and Factory Power to) carry on the Business in the ordinary course as currently conducted, except to the extent of any actions taken with the consent of Buyer, and except as required or permitted by the provisions of this Agreement. Seller shall (and shall cause UK Subsidiary, Korean Subsidiary and Factory Power to) consult with Buyer on important matters pertaining to the Business.

     5.3 NO INCREASE IN COMPENSATION OR BENEFITS. Seller shall not (and shall not permit UK Subsidiary, Korean Subsidiary and Factory Power to), without the prior consent of Buyer, (i) hire or employ any new salaried personnel of the Business (other than hiring or employment of any temporary or permanent replacement personnel and other than any rehired or re-employed personnel), (ii) grant any increase in the rates of pay (other than routine increases granted in the ordinary course of business consistent with past practice or increases required by any existing contracts or commitments disclosed in the Schedules) of the personnel of the Business, (iii) extend the duration of any employment contract of any Employee or any consulting contract of any consultant of the Business, (iv) by means of any new or existing compensation or employee benefit plan increase the compensation or amount or level of benefits of any such Employee or consultant, or (v) change any material terms of any employee benefit plans, in each case, except to the extent required by contracts or commitments disclosed in the Schedules to this Agreement.

     5.4 SALES ORDERS, BIDS AND PROPOSALS. Seller shall not (and shall not permit UK Subsidiary, Korean Subsidiary and Factory Power to), without the prior consent of Buyer (which consent shall not be unreasonably withheld or delayed), enter into any sales order, sales contract, bid or sales proposal relating to MTG, other than (i) sales orders, sales contracts, bids and sales proposals made in the ordinary course of business not in excess of $250,000 and which are not knowingly or intentionally bid at an anticipated loss, or (ii) any sales orders or sales contracts which result from and are substantially in accord with a bid or sales proposal set forth on Schedule 3.8(a).

     5.5 PURCHASE ORDERS. Seller shall not (and shall not permit UK Subsidiary, Korean Subsidiary and Factory Power to), without the prior consent of Buyer (which consent shall not be unreasonably withheld or delayed), enter into any purchase order or purchase commitment relating to MTG, other than individual purchase orders or purchase commitments made in the ordinary course of business and not in excess of $100,000.

     5.6 PATENT, TRADEMARK, COPYRIGHT AND SERVICE MARK LICENSES. Seller shall not (and shall not permit UK Subsidiary, Korean Subsidiary and Factory Power to) negotiate or enter into any license of any patent, trademark, service mark, copyright (excluding Software licenses entered into in the ordinary course of business), technology or other proprietary right, whether as licensor or as licensee relating to MTG.

     5.7 SALE OF ASSETS. Seller shall not (and shall not permit UK Subsidiary, Korean Subsidiary and Factory Power to), without the prior consent of Buyer, sell or otherwise dispose of any assets of MTG except for sales made pursuant to any of the Sales Orders, sales of receivables under the Second Amended and Restated Receivables Purchase Agreement (the "Receivables Purchase Agreement") dated as of January 26, 1996 among Parent, Cincinnati Milacron Commercial Corp., a Delaware corporation, Valenite Inc., a Delaware corporation, CMMC, Market Street Funding Corporation, a Delaware corporation ("Market Street"), and PNC Bank, national association, and other sales in the ordinary course of business of individual assets with an original cost of no more than $100,000.

     5.8 CAPITAL EXPENDITURES. Seller shall not (and shall not permit UK Subsidiary, Korean Subsidiary and Factory Power to), without the prior consent of Buyer, make any capital expenditures relating to MTG unless such expenditure is made pursuant to a purchase order set forth on Schedule 3.8(b) or is less than $100,000.

     5.9 INDEBTEDNESS. Seller shall not (and shall not permit UK Subsidiary, Korean Subsidiary and Factory Power to), on behalf of the Business, create any indebtedness or guarantee or become contingently liable, on behalf of the Business, for the obligations of another other than (i) in the ordinary course of business, (ii) pursuant to existing contracts or commitments disclosed in the Schedules, (iii) pursuant to contracts or commitments permitted by this Agreement, or (iv) by Seller if not related to MTG or the Business.

     5.10 OTHER CONTRACTS AND COMMITMENTS. Seller shall not (and shall not permit UK Subsidiary, Korean Subsidiary and Factory Power to), without the prior consent of Buyer, enter into any lease, agreement, undertaking, contract or commitment involving a liability on the part of Seller in respect of MTG, UK Subsidiary, Korean Subsidiary or

Factory Power in excess of $250,000 or having a term in excess of one year (other than as permitted by this Agreement or as required or permitted by any contract or commitment disclosed in the Schedules to this Agreement and other than renewals on substantially similar terms in the ordinary course of business). Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be prohibited from purchasing (or causing the purchase of) "Pool Receivables" and "Related Assets" (each as defined in the Receivables Purchase Agreement) from Market Street, or making any supplement, amendment, termination or other modification to the Receivables Purchase Agreement.

     5.11 INSURANCE, MAINTENANCE AND REPAIR. Seller shall (and shall cause UK Subsidiary, Korean Subsidiary and Factory Power to) continue in full force and effect its existing insurance and bonding coverages (including self-insurance programs other than any Compensation and Benefit Plans that are not assumed by Buyer or are plans of UK Subsidiary, Korean Subsidiary or Factory Power) in respect of the properties, assets and Employees of the Business.

     5.12 PRESERVATION OF ORGANIZATION. Subject to the terms of this Agreement, Seller shall (and shall cause UK Subsidiary, Korean Subsidiary and Factory Power to) use all reasonable efforts to preserve the business organization of the Business intact, to keep available to Buyer and UK Buyer the Employees, to maintain in effect all existing material qualifications, franchises, licenses, permits, consents, authorizations and registrations of MTG and to preserve the present relationships of MTG with its suppliers, customers and others having business relations with it.

     5.13 NO DEFAULT. Seller shall not (and shall not permit UK Subsidiary, Korean Subsidiary and Factory Power to) knowingly do any act or omit to do any act which would cause a breach or violation in any material respect of any of its contracts described in the Schedules to this Agreement.

     5.14 COMPLIANCE WITH LAWS. Seller shall (and shall cause UK Subsidiary, Korean Subsidiary and Factory Power to) comply in all material respects with all applicable statutes, laws, ordinances, rules and regulations as are required for the operation of the Business.

     5.15 H-S-R ACT AND OTHER CONSENTS. Promptly following the Agreement Date, Buyer and Seller, in cooperation and after consultation and mutual agreement, shall file the Pre-Merger Notification Reports required by the Federal Trade Commission Pre-Merger Notification Regulations of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "H-S-R Act") and shall promptly respond to any requests for additional information by the Federal Trade Commission (the "FTC") or the Antitrust Division of the United States Department of Justice (the "Antitrust Division") in connection therewith. The Parties shall use their best efforts (without payment of any penalty or fee other than any fees required in connection with the H-S-R Act and any fees required in connection with any antitrust or competition filing made in the Republic of Germany) to obtain all consents, approvals and agreements of, and to give all notices and make all filings with, any governmental authorities, necessary to authorize, approve or permit the transfer to Buyer of the Purchased Assets and the Assumed
Liabilities and the transfer to UK Buyer of the Shares as provided for in this Agreement. Seller shall use reasonable efforts to obtain the prior written consent of the appropriate taxing authorities to the assignment to Buyer the State and Local Tax Benefits Agreements.

     5.16 CONDITIONS PRECEDENT. The Parties shall use all commercially reasonable efforts to assure that the conditions precedent set forth in Articles 6 and 7 are satisfied or waived on or prior to October 2, 1998, to the extent that satisfaction of such conditions precedent is within their reasonable control.

     5.17 NONDISCLOSURE BY THE BUYING ENTITIES. The Buying Entities shall hold in confidence, and shall use all reasonable efforts to cause their Affiliates, agents, employees and representatives to hold in confidence, between the Agreement Date and the Closing Date, any and all nonpublic, confidential or secret information in respect of MTG or the Business furnished to it or its representatives by Seller or its subsidiaries (or any Affiliate, employee, agent or representative of any of them) in connection with this Agreement and not to disclose or publish such information without the prior consent of Seller. In the event that this Agreement is terminated and the transactions provided for in this Agreement are abandoned as contemplated by Section 10.1 or 10.2, the terms of that certain Confidentiality Agreement between Seller and Buyer, dated November 25, 1997 (the "Confidentiality Agreement"), shall remain in full force and effect in accordance with its terms.

     5.18 EXCLUSIVITY. Until the Closing or, if earlier, until this Agreement is terminated and the transactions provided for in this Agreement are abandoned as contemplated by Section 10.1 or 10.2, neither Seller nor its agents, representatives or any other person acting on its behalf shall, directly or indirectly, initiate contact with, solicit or encourage any inquiries, proposals or offers by, participate in any discussions or negotiations with, or disclose any information concerning MTG, or otherwise assist, facilitate or encourage, any person (other than the Buying Entities) in connection with any possible proposal regarding a sale of substantially all of the assets or the capital stock of MTG or any similar transaction.

     5.19  ENVIRONMENTAL SURVEY.

           (a) PHASE I AND PHASE II. Buyer shall be permitted to perform, at its expense, a Phase I environmental assessment (the "Phase I"), and, if warranted based on reasonable suspicion arising from the results of the Phase I (and subject to the consent of Seller, which consent will not be unreasonably withheld) an additional limited subsurface assessment (the "Phase II") of such areas of the Real Property warranting such further assessment, as the Parties shall in detail and in good faith reasonably agree, PROVIDED THAT the Phase I (and the Phase II, if applicable) shall be conducted by an environmental consultant (the "Consultant") selected by Buyer and reasonably acceptable to Seller (which acceptance shall not be unreasonably withheld or delayed) and in a reasonable manner, during normal business hours, and in such a way as to minimize the disruption to the Business; PROVIDED, FURTHER, that no Phase II assessment shall take place with respect to any matter reflected, disclosed or described on Schedule 3.6(f) for which Seller bears or would bear responsibility under Section 1.7(h). The conclusions of the Consultant based on the Phase I (and the Phase II, if applicable) shall be reflected in a report prepared by the Consultant and delivered to Buyer, a copy of which Buyer shall promptly furnish to Seller
(the "Environmental Report"), together with the appropriate Consultant's reliance letter entitling Seller to rely on the Environmental Report. The purpose of the Environmental Report is to provide some evidence of the condition of such Real Property prior to the Transfer Date. Seller shall provide to Buyer and the Consultant reasonable access to all material non-privileged (in the sense of attorney-client privilege) documentation and information in its possession relative to the environmental condition of the Real Property.

           (b) CERTAIN REQUIREMENTS REGARDING THE CONSULTANT. Buyer agrees that the Consultant and any other agents or contractors employed in connection with the Phase I or the Phase II shall carry commercially reasonable liability, contractor's pollution liability and consultant's environmental liability insurance, at levels acceptable to Seller and naming Seller an insured thereunder. Buyer agrees to indemnify and hold Seller harmless from any and all "Losses" (as defined in Section 11.1) caused by the performance of the Phase I or the Phase II that are not covered by such insurance (except to the extent that Buyer is otherwise entitled to indemnification from Seller with respect to such Loss). Buyer agrees that any investigation derived waste, as defined under Environmental Law, generated as a result of the Phase I or Phase II, shall be disposed of by the Consultant using, if necessary, a hazardous waste identification number in the name of Buyer, if permissible to do so under applicable Environmental Laws. Buyer and Buyer's Consultant shall be responsible for locating any subterranean utilities, wires, pipes and conduits on the Real Property before conducting any Phase II; PROVIDED that Seller shall have furnished Buyer and the Consultant with all drawings or other information in its possession relating to the location of such utilities, wires, pipes and conduits.

           (c) ENVIRONMENTAL RESPONSE PLAN. To the extent the Environmental Report identifies any physical condition at, on or under the Real Property that gives Buyer a reasonable basis to suspect the presence of Hazardous Substances at levels or in quantities likely to give rise to an obligation to report a release under Environmental Law or to conduct a removal or remedial action under any applicable Environmental Law, the Parties shall agree in good faith upon an appropriate removal or remedial procedure (the "Environmental Response Plan"), PROVIDED, HOWEVER, that Seller, in its sole discretion, after consultation with Buyer, may make whatever notifications of governmental entities it believes are required by Environmental Law with respect to any condition discovered before the Transfer Date, and Buyer, in its sole discretion, after consultation with Seller, may make whatever notifications of governmental entities it believes are required by Environmental Law after the Closing Date. If Buyer and Seller fail to agree upon an Environmental Response Plan within 60 days of the issuance of the Environmental Report, the parties shall attempt in good faith to resolve any disputes for a period of at least 30 days. If at the end of such 30-day period no resolution is achieved, Buyer and Seller shall jointly select a third environmental consultant who shall resolve such dispute, which resolution shall be final and binding on the Parties. The costs of such third environmental consultant shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller.

           (d) RESTRICTIONS ON POST-CLOSING TESTING. Buyer agrees that, except for any required remediation or removal activities of Hazardous Substances arising from the operation of the Business following the Closing Date, for a period of four years after the Closing Date, Buyer will not conduct any "Subsurface Environmental Investigation" (as defined below) unless
(i) required to do so by a governmental entity, or (ii) Buyer has, based on actual observation of physical conditions or documentary evidence, a reasonable basis to believe that there are Hazardous Substances attributable to the operation of the Business prior to the Transfer Date at levels or in quantities reasonably likely to give rise to an obligation to report a release under Environmental Law or to conduct a removal or remedial action under any applicable Environmental Law, or (iii) during any expansion, renovation or addition to a facility of the business of MTG, undertaken in the ordinary course, Buyer discovers the presence of Hazardous Substances attributable to the operation of the Business prior to the Transfer Date at levels or quantities that are reasonably likely to give rise to an obligation to report a release or to conduct a removal or remedial action under any Environmental Law as in effect at the Transfer Date. "Subsurface Environmental Investigation" shall mean any qualitative environmental analysis of the subsurface environment at or under Real Property to detect the presence of Hazardous Substances, including any testing or analysis of the soil, the subsurface geology, any known or suspected subsurface vessel or structure, or any groundwater, whether in a perched or deep aquifer.

     5.20 PROCEDURES FOR CONSENT. Any request for the consent of Buyer under this Article 5 shall be made to Robert D. Harris (telephone: (810) 497-6270; and fax (810) 497-6082) ("Buyer's Representative"). Any request for the consent of Seller under this Article 5 shall be made to Ronald D. Brown (telephone: (513) 841-8577; and fax (513) 841-8008) ("Seller's Representative"). The Parties agree that a Party shall be deemed to have consented pursuant to this Article 5 if no response to a request for consent made pursuant to this Section 5.20 has been received by the requesting Party within one business day of such request (or such earlier time as may be reasonably requested in the event of any urgent or emergency situation). Each Party shall use its best efforts to respond to a request for consent at the earliest practicable time.

     5.21 PENDING LITIGATION AND SCHEDULES UPDATE. Prior to the Closing, Seller shall update Schedule 1.7(h) to reflect any written complaint submitted to a court, suit, action, arbitration or regulatory, administrative or governmental proceeding which has arisen since the Agreement Date and which is pending on the Transfer Date, which update shall modify such Schedule for all purposes of this Agreement (including Article 11) as though updated at the execution of this Agreement. On the Closing Date, Seller shall deliver to Buyer a schedule (the "Schedules Update") setting forth any additions or deletions to the Schedules in respect of matters which, if existing or known, as the case may be, on the Agreement Date, would be required to be set forth on or deleted from the Schedules on the Agreement Date; PROVIDED, HOWEVER, that (i) to the extent that any of the information disclosed in the Schedules Update is in respect of a matter which was existing or known, as the case may be, on the Agreement Date and is adverse to any of the Buying Entities in any manner whatsoever, Buyer shall have all remedies afforded to it for a breach of the representations and warranties of Seller with respect to such adverse information, including without limitation the right to terminate this Agreement pursuant to Section
10.1 (if the adverse information is sufficiently material) or to obtain indemnification pursuant to Section 11.1, and (ii) to the extent that the information disclosed in the Schedules Update is in respect of a matter which was neither existing nor known, as the case may be, on the Agreement Date and arose in the ordinary course of business during the period from the Agreement Date to the Closing Date and is adverse to any of the Buying Entities, Buyer shall have the right to terminate this Agreement pursuant to Section 10.1 (if such adverse information is sufficiently material) but shall not have any right to indemnification pursuant to Section 11.1(a) for breach of misrepresentation or breach of warranty based solely on such information.

     5.22 TRANSFER OF CERTAIN UK ASSETS AND LIABILITIES. Prior to the Closing, Seller shall use all commercially reasonable efforts to cause UK Subsidiary to transfer that portion of the assets and the related liabilities of the 1966 UK Pension Plan that is allocable to those certain employees of UK Subsidiary or other operations of Seller that are not part of MTG, as set forth on Schedule
5.22 (the "Excluded Employees"), to another plan sponsored by Seller or one of its wholly-owned subsidiaries that is not part of MTG (said portion of the assets and liabilities of such plan are referred to as the "Excluded UK Pension Plan Assets and Liabilities"). To the extent that such transfers are not completed by the time of the Closing, the provisions of Section 8.15 shall apply.

     5.23 ADDITIONAL LEASES. Prior to the Closing, Buyer and Seller shall in good faith negotiate the terms of any leases of real property reasonably necessary to accommodate the operation of the Business by Buyer separate from the operations of Seller and its subsidiaries that are not part of MTG ( "Seller's Remaining Operations") and any leases of real property reasonably necessary to accommodate Seller and its subsidiaries in vacating the Real Property, on terms and conditions that are comparable to the terms and conditions of the appropriate analogous leases referred to in Section 6.15.
Such leases shall include without limitation the following locations currently being used by the Business: the "Tech Center" in Madison Heights, Michigan, the Offenbach, Germany facility, the Santa Fe Springs facility and the Singapore facility.

     5.24 EASEMENTS. Prior to the Closing, Buyer and Seller shall in good faith negotiate the terms of any easements on, over and within the Oakley Complex that are appropriate to accommodate the ingress and egress to and from the facilities leased, owned or occupied by Buyer in respect of the Business following the Closing and the facilities leased, owned or occupied by Seller's Remaining Operations.

                                 (Article 6 follows)

                                   ARTICLE 6

    CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYING ENTITIES TO CLOSE

     Each and every obligation of the Buying Entities to be performed on the Closing Date shall be subject to the satisfaction on or prior to the time of Closing on the Closing Date of each of the following conditions:

     6.1 REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING DATE. The representations and warranties made by Seller in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made again and reaffirmed on and as of the Closing Date, except to the extent a representation or warranty expressly relates to an earlier date.

     6.2 NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the financial position, operating results, assets or business of MTG from that reflected or disclosed in the Schedules and Exhibits to this Agreement.

     6.3 COMPLIANCE WITH AGREEMENT. Seller shall have performed and complied in all material respects with all of the obligations under this Agreement which are required to be performed or complied with by it on or prior to the Closing Date.

     6.4 SECRETARY'S CERTIFICATE. Seller shall have delivered to Buyer the certificate of the Secretary or Assistant Secretary of each of Seller, each of the Selling Subsidiaries and UK Seller certifying as of the Closing Date to the authorization and approval of the transactions provided for in this Agreement and the Related Agreements by duly adopted resolutions of its board of directors (or its equivalent).

     6.5 COMPLIANCE CERTIFICATE. Seller shall have delivered to Buyer the certificate of the President, a Vice President or other authorized officer of Seller certifying as of the Closing Date to the fulfillment of the conditions set forth in Sections 6.1, 6.2 and 6.3.

     6.6 CERTIFICATES OF GOOD STANDING. Seller shall have delivered to Buyer certificates, dated as of a date not more than 30 days prior to the Closing Date, issued by the appropriate governmental authorities, evidencing the good standing (to the extent that such concept is recognized in the applicable jurisdiction) of each of UK Subsidiary, Korean Subsidiary and Factory Power as domestic corporations of their respective jurisdiction of incorporation and as foreign corporations qualified to transact business in all jurisdictions where the nature or extent of its activities or the ownership of its assets requires qualification.

     6.7 NO LITIGATION. No investigation, suit, action or other judicial or governmental proceeding shall be pending before any court or governmental agency which is likely to result in the restraint or prohibition, or the obtaining of substantial damages in connection with this Agreement or the consummation of the transactions provided for in this Agreement, and no order, judgment, injunction, decree or award of any court or governmental agency shall be in effect forbidding or enjoining the consummation of the transactions provided for in this Agreement.

     6.8 PROCEEDINGS AND INSTRUMENTS SATISFACTORY. All proceedings, corporate or other, to be taken by Seller, UK Subsidiary, Korean Subsidiary or Factory Power in connection with the transactions provided for in this Agreement and the Related Agreements, and all related documents, shall be reasonably satisfactory in form and substance to Buyer; and Seller shall have made available to Buyer for examination the originals or true and correct copies of all documents which Buyer may reasonably request in connection with the transactions contemplated by this Agreement.

     6.9 OPINION OF COUNSEL FOR SELLER. Seller shall have delivered to Buyer the written opinion of Wayne F. Taylor, Esq., Vice President, General Counsel and Secretary of Seller, dated the Closing Date and addressed to Buyer, in the form of Exhibit F.

     6.10 CONSENTS AND APPROVALS. The Parties shall have obtained all necessary and material authorizations, consents and approvals required for the valid consummation of the transactions provided for in this Agreement, as set forth on Exhibit G (the "Required Consents"), and each of them shall be in full force and effect; all applicable waiting periods under the H-S-R Act shall have expired or been terminated; and no action, suit or proceeding shall have been initiated by the Antitrust Division, the FTC or any other antitrust authority challenging the transactions provided for in this Agreement under the Clayton Act or the Sherman Act or any other applicable antitrust legislation.

     6.11 INSTRUMENTS OF TRANSFER. Seller shall have delivered to Buyer all documents, certificates and agreements necessary to transfer to Buyer good and marketable title to the Purchased Assets and to UK Buyer good and marketable title to the Shares; in each case, free and clear of any Liens (other than Permitted Liens), including without limitation the following (as applicable):

           (a) DEEDS AND BILLS OF SALE. Deeds and general description (by category) bills of sale, dated as of the Transfer Date, sufficient to transfer to Buyer good and marketable title to all owned real property and motor vehicles included in the Purchased Assets; and

           (b) STOCK CERTIFICATES. Certificates representing the Shares, duly endorsed in blank or accompanied by appropriate stock powers.

     6.12 SETTLEMENT OF INTERCOMPANY ACCOUNTS. All intercompany advances and loans shall have been paid, settled or terminated, except to the extent such intercompany advances and loans are provided for on Exhibit B-2.

     6.13 RESIGNATION OF DIRECTORS AND OFFICERS; CORPORATE RECORDS. Seller shall have delivered to Buyer (i) resignations, effective as of the Transfer Date, of all of the directors and officers of UK Subsidiary or Korean Subsidiary (other than those officers designated by Buyer within three days prior to the Closing Date to remain) and resignations, effective as of the Transfer Date, of all but one of the directors and all of the officers of Factory Power who have been nominated and elected to the Board of Directors of Factory Power by Seller, (ii) certified copies of the articles of incorporation and by-laws of UK Subsidiary, Korean Subsidiary and Factory Power, and (iii) the corporate records of each of UK Subsidiary, Korean Subsidiary and Factory Power, including without limitation its minute book, registrar, stock certificates and files related to its corporate existence.

     6.14 HEADQUARTERS LEASE. Seller shall have executed and delivered to Buyer, for execution by Buyer, a lease substantially in the form of Exhibit H-1 (the "Headquarters Lease"), pursuant to which Buyer will lease to Seller that portion of that certain real property identified on Schedule 3.6(a) as the "Oakley Complex" that is currently occupied by Seller's corporate staff, for a term of six months (subject to the right of Seller to renew the lease for an additional six months).

     6.15 OTHER LEASES. Seller shall have executed and delivered to Buyer, for execution by Buyer, (i) a lease substantially in the form of Exhibit H-2 (the "Plant 3 Lease"), pursuant to which Buyer will lease to Seller that portion of the facility identified on Schedule 3.6(a) as "Plant 3" which is currently being occupied by certain of Seller's businesses other than the Business, for a term of one year, (ii) a lease substantially in the form of Exhibit H-3 (the "Plant 5 Lease"), pursuant to which Seller will lease to Buyer that portion of the facility identified on Schedule 3.6(a) as "Plant 5" which is currently being occupied by the Business, for a term of one year, (iii) a lease substantially in the form of Exhibit H-4 (the "Wilmington Lease"), pursuant to which Seller will lease to Buyer that portion of the facility identified on Schedule 3.6(a) as the "Wilmington Property" which is currently being used by the Business, for a term of one year, (iv) a lease substantially in the form of Exhibit H-5 (the "Plant 1 Lease"), pursuant to which Buyer will lease to Seller that portion of the facility identified on Schedule 3.6(a) as the "Plant 1" which is currently being used by certain of Seller's businesses other than the Business, for a term of six months, and (v) a lease substantially in the form of Exhibit H-6 (the "Plant 4 Lease"), pursuant to which Buyer will lease to Seller that portion of the facility identified on Schedule 3.6(a) as the "Plant 4" which is currently being used by certain of Seller's businesses other than the Business, for a term of six months.

     6.16 TRANSITIONAL SERVICES AGREEMENT. Seller shall have executed and delivered to Buyer, for execution by Buyer, an agreement substantially in the form of Exhibit I (the "Transitional Services Agreement"), pursuant to which for a period of not more than 12 months following the Transfer Date, (i) Seller will provide to Buyer certain support services currently being provided by Seller to the Business, and (ii) Buyer will provide to Seller certain support services currently being provided by MTG to Seller's other lines of business.

     6.17 PLASTICS MACHINERY COMPONENTS SUPPLY AGREEMENT. Seller shall have executed and delivered to Buyer, for execution by Buyer, an agreement substantially in the form of Exhibit J (the "Components Supply Agreement"), pursuant to which Buyer will supply to Seller certain plastics machinery components for a period of at least 12 months.

                               (Article 7 follows)

                                   ARTICLE 7

           CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER TO CLOSE

     Each and every obligation of Seller to be performed on the Closing Date shall be subject to the satisfaction on or prior to the time of Closing on the Closing Date of each of the following conditions:

     7.1 REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING DATE. The representations and warranties made by the Buying Entities in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made again and reaffirmed on and as of the Closing Date, except to the extent a representation or warranty expressly relates to an earlier date.

     7.2 COMPLIANCE WITH AGREEMENT. Each of the Buying Entities shall have performed and complied in all material respects with all of the obligations under this Agreement which are required to be performed or complied with by it on or prior to the Closing Date.

     7.3 SECRETARY'S CERTIFICATE. Buyer shall have delivered to Seller the certificate of the Secretary or Assistant Secretary of each of the Buying Entities certifying as of the Closing Date to the authorization and approval of the transactions provided for in this Agreement and the Related Agreements by duly adopted resolutions of its board of directors.

     7.4. COMPLIANCE CERTIFICATE. Buyer shall have delivered to Seller the certificate of a Vice President of each of the Buying Entities certifying as of the Closing Date to the fulfillment of the conditions set forth in Sections 7.1 and 7.2.

     7.5 NO LITIGATION. No investigation, suit, action or other judicial or governmental proceeding shall be pending before any court or governmental agency which is likely to result in the restraint or prohibition, or the obtaining of substantial damages in connection with this Agreement or the consummation of the transactions provided for in this Agreement, and no order, judgment, injunction, decree or award of any court or governmental agency shall be in effect forbidding or enjoining the consummation of the transactions provided for in this Agreement.

     7.6 PROCEEDINGS AND INSTRUMENTS SATISFACTORY. All proceedings, corporate or other, to be taken by the Buying Entities in connection with the transactions provided for in this Agreement and the Related Agreements, and all related documents, shall be reasonably satisfactory in form and substance to Seller; and Buyer shall have made available to Seller for examination the originals or true and correct copies of all documents which it may reasonably request in connection with said transactions.

     7.7 OPINION OF COUNSEL FOR BUYER. Buyer shall have delivered to Seller the written opinion of Norman L. Roberts, Esq., Senior Vice President and General Counsel of Buyer, dated the Closing Date and addressed to Seller, in the form of Exhibit K.

     7.8 CONSENTS AND APPROVALS. The Parties shall have obtained all necessary and material authorizations, consents and approvals required for the valid consummation of the transactions provided for in this Agreement, including without limitation the Required Consents, and each of them shall be in full force and effect; all applicable waiting periods under the H-S-R Act shall have expired or been terminated; and no action, suit or proceeding shall have been initiated by the Antitrust Division, the FTC or any other antitrust authority challenging the transactions provided for in this Agreement under the Clayton Act or the Sherman Act or any other applicable antitrust legislation.

     7.9 INSTRUMENTS OF ASSUMPTION. Buyer shall have executed and delivered to Seller all documents, certificates and agreements reasonably requested by Seller or Seller's counsel to evidence Buyer's acceptance of the assignment, transfer or conveyance of the Purchased Assets and UK Buyer's acceptance of the transfer of the Shares, and to effect the assumption by Buyer of the Assumed Liabilities, including without limitation one or more appropriate assignment and assumption agreements.

     7.10 HEADQUARTERS LEASE. Buyer shall have executed and delivered to Seller, for execution by Seller, the Headquarters Lease.

     7.11 OTHER LEASES. Buyer shall have executed and delivered to Seller, for execution by Seller, the Plant 3 Lease, the Plant 5 Lease and the Wilmington Lease.

     7.12 TRANSITIONAL SERVICES AGREEMENT. Buyer shall have executed and delivered to Seller, for execution by Seller, the Transitional Services Agreement.

     7.13 FAIRNESS OPINION. Seller shall have received a fairness opinion in form and substance reasonably satisfactory to the Board of Directors of Seller.

     7.14 PLASTICS MACHINERY COMPONENTS SUPPLY AGREEMENT. Buyer shall have executed and delivered, for execution by Seller, the Components Supply Agreement.

                               (Article 8 follows)

                                   ARTICLE 8

                           COVENANTS OF THE PARTIES

     8.1 ACCESS TO BOOKS AND RECORDS. From and after the Closing Date, (i) Seller and its authorized representatives shall have reasonable access (utilizing reasonable procedures established by Buyer and reasonably acceptable to Seller), during normal business hours and upon reasonable notice, to inspect and examine and the right to photocopy all books of account and records of MTG that were acquired by the Buying Entities pursuant to this Agreement and which relate to the affairs and business of MTG conducted on or prior to the Transfer Date; PROVIDED that such inspection, examination and photocopying shall be conducted so as not to unreasonably interfere with MTG or the Business; and PROVIDED, FURTHER, that this Section 8.1 shall not be in limitation of any access rights Seller may have pursuant to Section 1.5, and (ii) Buyer and its authorized representatives shall have reasonable access (utilizing reasonable procedures established by Seller and reasonably acceptable to Buyer), during normal business hours and upon reasonable notice, to inspect and examine and the right to photocopy all books of account and records of Seller that were retained by Seller pursuant to this Agreement and which relate to the affairs and business of MTG conducted on or prior to the Transfer Date; PROVIDED that such inspection, examination and photocopying shall be conducted so as not to unreasonably interfere with the business of Seller; and PROVIDED FURTHER that Seller shall not be required to afford access to any portion of any Tax Return of Seller or any of the Selling Subsidiaries or any Tax Return not primarily or exclusively related to the Business.

     8.2 FURTHER INSTRUMENTS AND ASSURANCES. From and after the Closing Date, the Parties shall execute and deliver, or cause to be executed and delivered, to each other such further instruments and shall take such other action as may be reasonably required to fully and effectively carry out the transactions contemplated by this Agreement and the Related Agreements. Notwithstanding anything to the contrary contained in Section 1.2(h) and Section 8.7 of this Agreement, to the extent the Buying Entities have not obtained as of the Closing Date all necessary licenses, waivers, consents and approvals from all relevant national and local Asian governmental authorities to legally and effectively own and operate the Business, as presently conducted, in Asia (collectively, the "Asian Approvals"), Seller shall (and shall cause the applicable Selling Subsidiaries to), at the Buying Entities' expense, reasonably cooperate with the Buying Entities in obtaining the Asian Approvals, including, without limitation,
(i) permitting the Buying Entities to use exclusively in China (or, to the extent required in other Asian countries, such other Asian countries), to the extent it would be legally impermissible or commercially impracticable not to do so, the names "Cincinnati Milacron", "Cincinnati Milacron Marketing Company", "Cincinnati Milacron International Marketing Company", or any other name currently being used with respect to the Business located in China (or, to the extent required in other Asian countries, such other Asian countries), and
(ii) using reasonable efforts to assist the Buying Entities in obtaining the Asian Approvals, including, without limitation, Asian Approvals relating to tax matters,

PROVIDED that from and after the Closing Date the Buying Entities shall use all reasonable efforts to obtain the Asian Approvals at the earliest practicable date. Subject to Section 1.9, the Buying Entities shall use reasonable efforts to obtain other necessary waivers, consents and approvals from other parties to any contracts or agreements in respect of the Business located in Asia, including, without limitation, any consents, waivers and approvals that the Buying Entities may be required to obtain from China National Machine Tool Corp. and China Royal Technology & Trade Corp.

     8.3 NONDISCLOSURE BY SELLER. Except as may otherwise be permitted by this Agreement or any instrument or document executed in connection with this Agreement, Seller covenants and agrees that for a period of three years from and after the Transfer Date, it shall hold in confidence (and shall use reasonable efforts to cause its officers, directors, employees, Affiliates and representatives to hold in confidence) any and all proprietary, confidential or secret information or data of Seller in respect of the Business, UK Subsidiary, Korean Subsidiary or Factory Power, and not to disclose, publish or use the same unless (i) such disclosure or publication is required by applicable laws or regulations of a governmental entity having competent jurisdiction or any securities exchange or automated quotation system on which any securities of Seller or any Affiliate may be listed, PROVIDED, that in such case, Seller shall take all reasonable measures to assure confidential treatment of such disclosed information, (ii) the prior written consent of Buyer has been obtained, or (iii) the same has been theretofore publicly disclosed by Buyer or otherwise ceased to be proprietary, secret or confidential as evidenced by general public knowledge.

     8.4 LITIGATION COOPERATION. In the event that any Party shall participate in any suit, action, proceeding or investigation concerning MTG or the Business conducted on or prior to the Transfer Date (excluding any such suit, action, proceeding or investigation between Seller or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand), the Parties shall, upon the request of the Party involved in such litigation, cooperate fully with such Party at the requesting Party's expense in connection therewith, except to the extent that such litigation arises from a breach by any such Party of any representation, warranty, covenant or agreement contained in this Agreement and the Related Agreements.

     8.5   CERTAIN EMPLOYEE MATTERS.

           (a)   EMPLOYMENT AND EMPLOYEE BENEFITS.

                 (i) Buyer shall offer employment as of the Closing Date to all of the employees of MTG (other than any of the Excluded Employees and the employees of UK Subsidiary and Korean Subsidiary) as set forth on Schedule 3.15(a) on terms which in the aggregate are no less favorable to the employee than the terms of his or her current employment. Those employees who accept such offer and all employees of Korean Subsidiary are referred to collectively as the "Continuing Employees." UK Buyer shall cause UK Subsidiary to continue the employment as of the Closing Date of all employees of UK Subsidiary (the "UK Continuing Employees"), and Buyer shall cause Korean Subsidiary to continue the employment as of the Closing Date of all employees of Korean Subsidiary, in each case on terms which in the aggregate are not less favorable to the employee than the terms of his or her current employment; PROVIDED, HOWEVER, that nothing in this Agreement shall be deemed to obligate any party to continue the employment following the Closing Date of any of the UK Continuing Employees or any of the Continuing Employees for any period of time. Buyer shall credit (or cause to be credited) the Continuing Employees and the UK Continuing Employees with years of continuous or credited service with Seller and its subsidiaries for purposes of eligibility and vesting under Buyer's employee benefit plans.

                 (ii) With respect to any Continuing Employee, Seller shall cease accrual of benefits under Seller's defined benefit pension plan and will fully vest such employees in their accrued benefits under such plan as of the Closing Date. The Continuing Employees shall cease participating in the Cincinnati Milacron Performance Dividend and Savings Plan ("Seller's Defined Contribution Plan") as of the Closing Date and, as of the Closing Date, Seller shall fully vest (to the extent not already vested) all Continuing Employees who are participants in Seller's Defined Contribution Plan in their accounts under Seller's Defined Contribution Plan.

                 (iii) As of the Closing Date, Buyer shall offer all Continuing Employees (other than the employees of UK Subsidiary and Korean Subsidiary) the opportunity to enroll in the Parent Financial Security and Savings Program (the "FSSP"), at the election of each such Continuing Employee. As soon as Buyer shall have reasonably concluded that Seller's Plans are tax-qualified, it shall permit Continuing Employees to request the direct rollover of the vested account balances, excluding any outstanding plan loans or Cincinnati Milacron stock funds, to the FSSP. The UK Continuing Employees and the employees of Korean Subsidiary will not be offered participation in the FSSP.

                 (iv)  For a period of one year after the Transfer Date,
(a) Buyer shall provide (or cause to be provided) benefits to Continuing Employees that are no less favorable in the aggregate than those provided by Seller and its Affiliates before the Closing Date, (b) UK Buyer shall provide (or cause to be provided) benefits to UK Continuing Employees that are no less favorable in the aggregate than those provided by Seller and its Affiliates before the Closing Date, and (c) Buyer shall provide (or cause to be provided) to each Continuing Employee, severance pay and similar severance benefits that are no less favorable than the severance pay and similar severance benefits provided to such employees prior to the Closing Date.

                 (v) Buyer and UK Buyer jointly and severally undertake that for a period of one year after Transfer Date the UK Pensions Plans will not be terminated or amended with regard to future service rights except in so far as is necessary to maintain approval of either Plan as an exempt approved scheme for the purposes of Chapter I of Part XIV of the Income & Corporation Taxes Act 1988 or otherwise to comply with the provisions of legislation relevant to occupational pension schemes in the United Kingdom.

                 (vi) For the benefit of the Continuing Employees, Buyer shall maintain (or cause to be maintained) retiree health and medical insurance benefits that are substantially the same as, and in the aggregate are no less favorable than, those provided by Seller on the Closing Date, to retirees.

                 (vii) Buyer shall recognize (or cause to be recognized) the dollar amount of all expenses incurred by Continuing Employees during the calendar year 1998 for purposes of satisfying the 1998 calendar year deductible and co-payment limitations under the welfare plans established or maintained by Buyer.

           (b) CERTAIN PRE-CLOSING CLAIMS. From and after the Closing Date, Buyer shall assume all liabilities and obligations to make payments to Continuing Employees, former employees and their beneficiaries and dependents for claims incurred or benefits due (or, in the case of life insurance, premiums due) prior to the Closing Date that have not been satisfied by Seller as of the Closing Date under the employee benefit plans, fringe benefit programs and compensation arrangements set forth in Schedule 8.5(b) (the "Pre-Closing Employee Claims").

           (c) WARN ACT. Seller in respect of MTG shall (and shall cause UK Subsidiary, Korean Subsidiary and Factory Power to) comply with the applicable provisions of the WARN Act and any similar foreign, federal, state or local law, if any, at all times prior to the Closing Date. Buyer in respect of MTG shall (and shall cause UK Subsidiary, Korean Subsidiary and Factory Power to) comply with the applicable provisions of the WARN Act and any similar foreign, federal, state or local law, if any, at all times following the Closing Date.

           (d) POST-TRANSFER DATE WORKERS' COMPENSATION. Seller shall retain liability for claims for workers' compensation filed by or incurred by Continuing Employees on or after the Transfer Date but prior to the Closing Date, provided that Buyer shall (in addition to, and not in limitation of, Article 11 hereof) indemnify the Selling Interests (as defined in Section 11(b)) and hold them harmless against and with respect to any and all Losses (as defined in Section 11(a)) resulting from such claims.

     8.6   TRANSFER OF FRENCH ASSETS AND LIABILITIES.

           (a) Notwithstanding anything to the contrary contained in Sections 1.1, 1.6 and 2.1, the sale, transfer, assignment, grant, conveyance and delivery of Purchased Assets relating to the Paris, France branch of MTG (the "French Branch"), and the assumption of Assumed Liabilities relating to, arising out of or attributable to the French Branch, shall not occur on the Closing Date to the extent it is not legally permissible, or would not be effective under applicable French law to do so; PROVIDED, HOWEVER, that Buyer shall use all reasonable efforts to cause it or an Affiliate to obtain any necessary qualifications and to take all other necessary actions to cause all such transactions to legally and effectively be consummated (whether occurring at one or more dates, the "French Closing") at the earliest practicable date(s) following the Closing Date, at which date(s) the parties shall consummate the French Closing; PROVIDED FURTHER, that the provisions set forth in the proviso of Section 2.1 shall apply to the French Closing. Seller agrees, at Buyer's expense, to reasonably cooperate with Buyer in causing the consummation of the French Closing, including, without limitation, by providing any information that Buyer may require in connection with obtaining necessary qualifications for the French Closing.

           For clarity, this Section 8.6 shall in no way modify Sections 1.4 and
1.5 of this Agreement, and shall in no way be construed to exclude any assets or liabilities of the French Branch from the computation of Closing Net Book Value or permit any reduction or withholding of the Estimated Purchase Price on the Closing Date or the Purchase Price at such later date as it is finally determined (except as may be provided by Section 8.6(d)).

           (b) To the extent the French Closing shall occur after the Closing Date pursuant to Section 8.6(a), and subject to paragraph (d) below, Seller shall continue to operate the French Branch in the ordinary course and in accordance with the applicable provisions of Article 5, MUTATIS MUTANDIS, until the French Closing with the benefits and rights, and debts, liabilities and obligations, of the French Branch accruing to Buyer, and Seller agrees to hold net cash receipts (subject to paragraph (c) below) of the French Branch after the Closing Date for the benefit of Buyer until the French Closing is consummated. Seller shall not, and shall not be obligated to, exercise any right, make any election or appointment or take any other action relating to the French Branch which is outside the ordinary course (including without limitation make any cash expenditure outside the ordinary course), except pursuant to Buyer's prior written request, or in Seller's reasonable judgment in the event of any emergency or urgent situation; PROVIDED, HOWEVER, that Seller shall use its reasonable efforts to notify Buyer prior to taking such action in connection with any such emergency or urgent situation. Buyer shall, at the request of Seller, promptly reimburse Seller and its Affiliates for any costs or expenses (including, without limitation, Taxes and any cash expenditures made at the request of Buyer) incurred as a result of holding the Purchased Assets and Assumed Liabilities relating to the French Branch after the Closing Date. Buyer and Seller shall cooperate in good faith to cause the benefits and rights and debts, liabilities and obligations of the French Branch to accrue to Buyer until the French Closing including, without limitation, the assumption by Buyer or its designee hereunder of any debts, liabilities or obligations which if existing or incurred on or before the Transfer Date would constitute Assumed Liabilities.

           (c) Within 30 days after the consummation of the French Closing, Seller shall provide Buyer with a written statement (the "French Statement") setting forth the total cash disbursements (net of any reimbursement pursuant to Section 8.6(b)) and cash receipts made with respect to the French Branch on or after the Closing Date and prior to the French Closing. Within 10 days after receipt of the French Statement, Buyer shall deliver to Seller a writing accepting or objecting to the French Statement. In the event that Buyer objects to the French Statement, such writing shall include an itemization of Buyer's specific objections and its reasons therefor. If no such writing is delivered by Buyer to Seller within the 10-day period, Buyer shall be deemed to have


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

accepted the French Statement. In the event Buyer makes any objections in accordance with the foregoing, Buyer and Seller shall promptly meet and in good faith attempt to resolve the issues that are in dispute. In the event that the issues in dispute shall not have been resolved within 30 days following Seller's receipt of Buyer's written objections, such disputed issues shall be resolved by the Independent Firm, provided the Parties shall attempt to reach a final resolution of any matters which remain in dispute at the earliest practicable date. The costs and expenses of the Independent Firm in reviewing the issues in dispute shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller. Upon final determination of the French Statement (i) Buyer shall make a payment to Seller equal to the excess of cash disbursements over cash receipts reflected in the French Statement or
(ii) Seller shall make a payment to Buyer equal to the excess of cash receipts over cash disbursements reflected in the French Statement, as the case may be.

           (d) In the event the French Closing does not occur within six months following the Closing Date, the Parties agree in good faith to negotiate a reasonable arrangement pursuant to which Buyer will obtain the economic benefits and rights of the Purchased Assets, and become subject to the Assumed Liabilities, relating to the French Branch, and the Parties shall have no further obligation to proceed with the French Closing; PROVIDED, HOWEVER, that in the event the French Closing does not occur within such six-month period solely as a result of any action taken by or failure to act by Seller, Seller shall pay to Buyer that portion of the Purchase Price (or the Estimated Purchase Price, if the Purchase Price shall not have been determined by such date) allocable to the French Branch, plus interest thereon from the Closing Date to the date of payment at the Purchase Price Adjustment Interest Rate.

     8.7 USE OF SELLER'S NAME. Notwithstanding the provisions of Section 1.2(h), from and after the Closing Date, Buyer shall be permitted to use, in the operation of the Business, (i) the existing inventories of raw materials, work-in-process and finished goods that bear the name "Cincinnati Milacron" or any variation thereof or any trademark relating thereto, or any acronym or abbreviation thereof (collectively, the "Seller Names") for a reasonable period to exhaust such inventories, but in no event longer than six months following the Transfer Date, and (ii) existing stationery, packing, shipping, invoices, purchase orders and similar supplies which bear any of the Seller Names for the period necessary to exhaust such supplies, but in no event longer than six months following the Transfer Date; PROVIDED, HOWEVER, that in each case, Buyer shall use reasonable efforts (to the extent commercially feasible) to overprint, overstamp, apply an appropriate label or otherwise obliterate the Seller Names on such items or shall otherwise indicate that the Business has been sold to Buyer and is independent of Seller. Other than as specifically set forth above, neither the Buying Entities nor any of their Affiliates nor any of their respective successors or assigns shall at any time use the name "Cincinnati Milacron", or any variation thereof or combination that includes either such name (other than "Cincinnati" in connection with the Business provided such name is not used in a way which would be confusing to persons doing business with Buyer or Seller, or their respective Affiliates or their respective successors or assigns), or any trademarks (including applications and registrations therefor) relating thereto, or any acronym or abbreviation thereof. As soon as practicable following the Closing Date and in any event


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

within 60 days following the Transfer Date, Buyer shall change (or shall cause to be changed) the name of UK Subsidiary and Korean Subsidiary to eliminate " Milacron" from their names.

     8.8 PERFORMANCE BONDS. As soon as practicable following the Closing Date, Buyer shall use reasonable efforts to substitute its credit for the credit of Seller securing the obligations of Seller in respect of MTG, UK Subsidiary, Korean Subsidiary or Factory Power under any of its or their executory contracts (the "Performance Bonds"), including without limitation those contracts and agreements set forth on Schedules 3.8(h) and (j). Pending such substitution, Seller shall keep the Performance Bonds in full force and effect, and Buyer shall indemnify Seller for any loss, damage, cost or expense incurred by Seller as a result of the maintenance of the Performance Bonds pending such substitution of Buyer's credit.

     8.9   TAX MATTERS.

           (a)   COOPERATION ON TAX MATTERS.

                 (i) The Buying Entities and Seller shall (and each shall cause UK Subsidiary, Korean Subsidiary and Factory Power to) cooperate fully, at the expense of the requesting party, as and to the extent reasonably requested by Seller or Buyer, in connection with any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Parties' request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Without limiting the generality of the foregoing, each Buying Entity and Seller agree
(1) to retain all books and records with respect to Tax matters pertinent to MTG relating to any taxable period beginning before the Transfer Date until the expiration of the statute of limitations (and, to the extent notified by the other Party, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (2) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, to permit such Party, at its expense, to take possession of such books and records.

                 (ii) The Buying Entities and Seller shall (and each shall cause UK Subsidiary, Korean Subsidiary and Factory Power to), upon request, use their reasonable efforts to obtain, at the expense of the requesting party, any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including without limitation with respect to the transactions contemplated hereby).

                 (iii) The Buying Entities and Seller shall (and each shall cause UK Subsidiary, Korean Subsidiary and Factory Power to), upon request, furnish each other with all information that any of them may be required to report pursuant to Section

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

6043 of the Code and all Treasury Department Regulations promulgated thereunder.

           (b) SHORT PERIOD RETURNS. Seller shall, at its expense, prepare and file or cause to be prepared and filed all Tax Returns for UK Subsidiary, Korean Subsidiary and Factory Power or MTG for the period ending on the Transfer Date which are filed after the Transfer Date (the "Short Period Returns"). Seller shall provide Buyer with a copy of such Tax Returns. Such Tax Returns shall be prepared on a basis consistent with the Tax Returns of UK Subsidiary, Korean Subsidiary or Factory Power, as the case may be, in prior years.

           (c) TRANSFER TAXES. Seller and Buyer shall each be responsible for fifty percent (50%) of all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) ("Transfer Taxes") incurred in connection with this Agreement.

           (d) SEVERAL LIABILITY. For purposes of this Agreement, "Several Liability" shall mean several liability under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law for Taxes of any entity that was affiliated with UK Subsidiary while UK Subsidiary was owned by Seller or UK Seller, or any entity that was affiliated with Factory Power while Factory Power was owned by Seller, or any entity that was affiliated with Korean Subsidiary while Korean Subsidiary was owned by any subsidiary of Seller.

     8.10 CHARITABLE CONTRIBUTIONS. For a period of one year following the Transfer Date, Buyer, either itself or through the Parent Foundation, shall continue the portion of Seller's current level of charitable giving in the local community that is allocable to the Business, which Seller represents is approximately $300,000 annually.

     8.11  INTELLECTUAL PROPERTY LICENSES.

           (a) BUYER'S INTELLECTUAL PROPERTY. Effective as of the Transfer Date, each Buying Entity hereby grants to Seller and its Affiliates, for Seller's own benefit and the benefit of Seller's Affiliates, a non-exclusive, nontransferable, non-sublicensable, worldwide, royalty-free, perpetual right and license to make, use and sell products incorporating any of the Intellectual Property that on the Agreement Date is being utilized by Seller and/or its Affiliates in businesses other than the Business; PROVIDED, HOWEVER, that such license shall not extend to the use of the Intellectual Property in any "Competitive Business" (as defined in Section 9.4), and each Buying Entity covenants not to assert any Intellectual Property against third parties for use of products the sale of which is licensed hereby.

           (b) SELLER'S INTELLECTUAL PROPERTY. Effective as of the Transfer Date, Seller hereby grants to Buyer and its Affiliates, for Buyer's own benefit and the benefit of Buyer's Affiliates, a non-exclusive, nontransferable, non-sublicensable, worldwide, royalty-free, perpetual right and license to make, use and sell products incorporating any of the patents, patent applications, trade names, trademarks, trademark registrations and


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

trademark applications, service marks, service mark registrations and service mark applications, copyright registrations and copyright registration applications, both domestic and foreign, patent disclosures, chip registrations and their applications, if any, and all Software, know-how, industrial property, technology or other proprietary rights (excluding, however, the Seller Names) (collectively, the "Seller Intellectual Property") which immediately prior to the Transfer Date are owned by Seller or any of its subsidiaries and used in the Business but which are not part of the Intellectual Property and Seller covenants not to assert any Seller Intellectual Property against third parties for use of products the sale of which are licensed hereby.

     8.12 ELECTRONIC SYSTEMS. From and after the Closing Date and until the existing term of such agreement expires or is terminated, Buyer shall have the benefit of the rights and shall perform the obligations of Seller under that certain Supply and Services Agreement dated as of December 30, 1995 (the "Vickers Agreement"), between Seller, Vickers E.S.D., Inc. and Trinova Corporation, to the extent such rights and obligations pertain to the Business.

     8.13 BULK TRANSFER LAWS. Buyer hereby waives compliance by Seller with the provisions of any so-called "bulk transfer law" of any jurisdiction in connection with the transfer of the Purchased Assets to Buyer; PROVIDED, HOWEVER, that such waiver does not, as between Buyer and Seller, relieve Seller of any of the Unassumed Liabilities for which Seller may be responsible. Seller shall defend, indemnify and hold harmless Buyer against any and all liabilities that may be asserted against Buyer as a result of the noncompliance with any such bulk transfer law in respect of the Purchased Assets, other than the Assumed Liabilities; PROVIDED, HOWEVER, that nothing herein shall prevent Seller from contesting any such liabilities in good faith.

     8.14 ONGOING CLEAN-UP ACTIVITIES. Any Ongoing Clean-up Activities conducted by Seller at or near the Real Property shall be conducted in a manner that will not unreasonably disrupt the Business.

     8.15 TRANSFER OF CERTAIN UK ASSETS. To the extent that the transfer of all the Excluded UK Pension Plan Assets and Liabilities shall not have been completed on or prior to the Closing, the Parties shall use all commercially reasonable efforts to complete (or cause the completion of) such transfer as soon as practicable following the Closing Date. Pending such transfer, UK Buyer shall cause UK Subsidiary to continue to deal with the other contracting parties and employees under the 1966 UK Pension Plan with the benefits and obligations of UK Subsidiary thereunder accruing to Seller to the extent allocable to the Excluded UK Pension Plan Assets and Liabilities. The Parties further covenant and agree to cooperate with each other in any other reasonable arrangement designed to provide Seller such the benefits and obligations of UK Subsidiary under the 1966 UK Pension Plan.

                               (Article 9 follows)





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
                                   ARTICLE 9

                  NONCOMPETITION AND NONSOLICITATION AGREEMENT

     9.1 NONCOMPETITION AGREEMENT. For and in consideration of the benefits to be derived, directly and indirectly, from this Agreement, Seller covenants and agrees that for the period beginning on the Closing Date and ending five years following the Transfer Date (the "Restricted Period"), it shall not (and shall not permit any of its Affiliates to), directly or indirectly, as principal, partner, joint venturer, shareholder, investor, owner, employee, officer, director or consultant or otherwise, own, manage, operate, finance, control, engage in, consult with in respect of a Competitive Business or otherwise participate in the ownership, management, operation, research, development, financing or control of (each of the foregoing is referred to as a "Prohibited Affiliation") any business activity constituting "Competitive Business" (as defined in Section 9.4) at any place or locale worldwide.

     9.2   LIMITATIONS ON NONCOMPETITION AGREEMENT.

           (a) Neither Seller nor any of its Affiliates shall be prohibited from (i) entering into a Prohibited Affiliation with respect to any corporation, partnership or other business entity (a "Company") partially engaged in the Competitive Business, PROVIDED that such activities do not generate more than five percent (5%) of the revenues or represent more than five percent (5%) of the assets of such Company, (ii) the ownership of not more than five percent (5%) of any class of debt or equity securities of any Company engaged in the Competitive Business, provided that such securities are listed on a national stock exchange or traded in an inter-dealer quotation system, or (iii) entering into any Prohibited Affiliation with the express written consent of Buyer. Seller shall not be prohibited from maintaining its ownership interest in Widia India Ltd.

           (b) In the event that any provision of this Article 9 shall be held invalid, illegal, void, inoperative or unenforceable in an arbitration pursuant to Section 12.15 by reason of the geographic or business scope or the duration of such provision, such invalidity, illegality or unenforceability shall attach only to the scope or duration of such provision and shall not affect or render invalid, illegal, void, inoperative or unenforceable any other provision of this Agreement, and, to the fullest extent permitted by law, this Agreement shall be construed as if the geographic or business scope or the duration of such provision had been more narrowly drafted so as not to be invalid, illegal, void, inoperative or unenforceable.

     9.3   NONSOLICITATION.

           (a) NONSOLICITATION BY SELLER. Seller covenants and agrees that during the Restricted Period, it shall not (and shall not permit any of its Affiliates to) solicit, encourage or induce any customer, supplier, agent, sales representative, consultant, employee or licensee of any "Buyer Company" (as defined in Section 9.5


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

below) to discontinue his, her or its business relationships with any Buyer Company in respect of the Business. Seller further covenants and agrees that during the Restricted Period, it shall not (and shall not permit any of its Affiliates to) solicit, as an employee, independent contractor or otherwise, or hire any Continuing Employee or any individual who on the Agreement Date is an employee of a Buyer Company, except with the prior written consent of Buyer or by means of general advertising.

           (b) NONSOLICITATION BY PARENT. Parent covenants and agrees that during the Restricted Period, it shall not (and shall not permit any of its Affiliates to) solicit, as an employee, independent contractor or otherwise, or hire any individual who on the Agreement Date is an employee of Seller or its Affiliates, except with the prior written consent of Seller or by means of general advertising.

     9.4 DEFINITION OF COMPETITIVE BUSINESS. The term "the Competitive Business" shall mean the business of the design, manufacture, sale or servicing of standard or advanced computer numerically controlled metal cutting or grinding machine tools and machines for producing articles from bands of composite materials.

     9.5 DEFINITION OF BUYER COMPANY. The term "Buyer Company" shall mean Parent and each of its subsidiaries as of the Transfer Date and UK Subsidiary, Korean Subsidiary and Factory Power following the Closing Date.

     9.6 INJUNCTIVE AND EQUITABLE RELIEF. Seller agrees that the remedy of damages for any breach of Article 9 may be inadequate and that in the event of any such breach or threatened breach by Seller or its Affiliates, any Buyer Company that is affected by such breach shall be entitled to injunctive relief without posting bond or other security in addition to any other remedy, at law, in equity or under this Agreement to which it may be entitled. Without limiting the generality of the foregoing, the Parties acknowledge that it is impossible to measure in money all of the damages that would accrue to such Buyer Company by reason of any breach of Section 9.1 or 9.3. Seller hereby waives (and will cause any of its Affiliates, if applicable, to waive) any claim or defense that such Buyer Company has an adequate remedy at law.

     9.7 BENEFIT OF NONCOMPETITION AGREEMENT. Notwithstanding anything in this Agreement to the contrary, this Article 9 is for the benefit of each of the Buying Entities and each Buyer Company, and the provisions of this Article 9 may be enforced by any such entity as if it had been a named party to this Agreement.

                              (Article 10 follows)











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                                   ARTICLE 10

                                  TERMINATION

     10.1 TERMINATION. This Agreement may be terminated immediately upon the receipt of notice of termination as provided for in Section 10.2, and the transactions provided for in this Agreement may be abandoned, without liability on the part of the Party effecting such termination:

           (a)   By mutual written consent of Seller and Buyer;

           (b) By either Buyer or Seller, if the purchase and sale of the Purchased Assets and the Shares as provided for in this Agreement has not been consummated (for any reason other than a breach of any representation, warranty, covenant or agreement contained in this Agreement by the Party seeking to so terminate) on or before October 31, 1998;

           (c) By Buyer, if any of the conditions of Article 6 of this Agreement have not been satisfied on or before October 2, 1998 and have not been waived by Buyer in writing;

           (d) By Seller, if any of the conditions of Article 7 of this Agreement have not been satisfied on or before October 2, 1998 and have not been waived by Seller in writing;

           (e) By Buyer, if Seller files on or before the Closing Date a petition in bankruptcy, reorganization, liquidation or receivership or a petition in bankruptcy, reorganization or receivership is filed on or before the Closing Date against Seller; or

           (f) By Seller, if any of the Buying Entities files on or before the Closing Date a petition in bankruptcy, reorganization, liquidation or receivership or a petition in bankruptcy, reorganization or receivership is filed on or before the Closing Date against any of the Buying Entities.

     10.2 NOTICE OF TERMINATION. Any Party terminating this Agreement in accordance with Section 10.1 or Section 10.2 shall give the other Parties prompt written notice of termination, setting forth in reasonable detail the cause of termination.

                                (Article 11 follows)









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

                                   ARTICLE 11

                                INDEMNIFICATION

     11.1 INDEMNIFICATION BY SELLER. In order to induce the Buying Entities to enter into this Agreement and to consummate the transactions contemplated hereby, Seller covenants and agrees to and shall indemnify the Buying Entities and their respective officers, directors and Affiliates (collectively, the "Buying Interests") and shall hold the Buying Interests harmless against and with respect to any and all losses, damages, costs or expenses (including without limitation those incurred in connection with all related investigations, defenses, settlements, judgments and reasonable attorneys' fees and costs) ("Losses" or individually a "Loss") suffered or incurred by the Buying Interests and resulting from or arising out of:

           (a) MISREPRESENTATION OR BREACH OF WARRANTY. Any misrepresentation or breach of warranty by Seller of any of its representations or warranties set forth in this Agreement (including the Schedules and Exhibits), the Related Agreements or in any certificate delivered to any of the Buying Entities pursuant to or in connection with this Agreement, other than any representations and warranties set forth in Section 3.3 (Accounts Receivable), Section 3.4 (Inventories) or Section 3.18 (Compliance with Laws), and provided that any claim for indemnification based on a breach of the representations or warranties made in Section 3.21(j) (NOL) or Section 3.21(b) (to the extent related to the net operating losses of UK Subsidiary) shall be limited to the amount by which the value (in US dollars) of such net operating loss carryforwards as finally determined is less than the value of such net operating loss carryforwards on the Final Closing Balance Sheet;

           (b) BREACH OF COVENANT OR AGREEMENT. Any breach or nonfulfillment by Seller of any of its covenants, agreements or other obligations set forth in this Agreement (including the Schedules and Exhibits) or the Related Agreements; PROVIDED, HOWEVER, that the Buying Interests shall not be entitled to indemnification for any such breach or nonfulfillment that occurred prior to the Closing if (but only if) Seller shall have notified Buyer's Representative of such breach or nonfulfillment in writing prior to the Closing.

           (c) TAXES. (i) Any liability of UK Subsidiary, Korean Subsidiary or Factory Power for Taxes for any taxable year or taxable period (or portion thereof) ending on or prior to the Transfer Date (for this purpose, the taxable year of any entity taxed as a partnership, in which UK Subsidiary, Korean Subsidiary or Factory Power owns an interest, shall be deemed to end on the Transfer Date) or for any taxable year beginning before and ending after the Transfer Date to the extent allocable to the portion of such period beginning before and ending on the Transfer Date; and (ii) Several Liability; PROVIDED, HOWEVER, that the Buying Interests shall not be entitled to indemnification for the amount of those certain Taxes that are reflected on the Final Closing Balance Sheet;



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

           (d) PRODUCT LIABILITY. Any product liability claims (including with respect to personal injury, including bodily injury, death or property damage) arising from the use or operation of products sold or serviced by UK Subsidiary, Korean Subsidiary or Factory Power to the extent such claims arise out of losses or injuries which occurred on or prior to the Transfer Date; PROVIDED, HOWEVER, that any injury or death that is determined to have been caused by exposure to a condition arising from a product of the Business over a period of time that includes periods both before and after the Transfer Date, such injury or death (a "Long Term Exposure Condition") shall be deemed to have occurred during the entire period of such exposure, and indemnification under this paragraph for the Loss arising from such condition shall be limited to a pro rata portion of the Loss based on the period of exposure that occurred prior to the Transfer Date;

           (e) CERTAIN EMPLOYEE CLAIMS. Any and all charges, complaints, claims and suits for wages, employment benefits, or employment or reinstatement of employment by any present or former employee of Seller or any of the Selling Subsidiaries in respect of the Business, UK Subsidiary, Korean Subsidiary or Factory Power (or any of their companies, divisions, subsidiaries or affiliates) (any of which is referred to as a "Seller Employer") to the extent resulting from any action of a Seller Employer which (i) resulted in the creation of a hostile work environment or other intolerable workplace condition prior to the Closing, or (ii) prior to the Closing, terminated or reduced the compensation paid or payable to any such employee, or terminated or reassigned the responsibilities of any such employee, or otherwise adversely affected the rights of such employee, in violation of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any collective bargaining agreement, any tort law, any legal restriction on a Seller Employer's right to terminate employees, or any Federal, state, or other governmental statute, regulation, or ordinance, including, without limitation, ERISA, applicable analogous provisions of the Employment Rights Act, and Title VII of the Civil Rights Act of 1964 (any of the foregoing is referred to as a "Retained Employee Claim"); PROVIDED that this Section ll.1(e) shall not apply to any Losses which result from the failure of Buyer or UK Buyer to notify the applicable Seller Employer on or prior to the Closing Date of its plans or proposals to be effected on or after the Closing Date in respect of the Continuing Employees or the UK Continuing Employees, respectively, or in respect of UK Subsidiary, , in each case, to the extent and in sufficient time to enable the applicable Seller Employer to meet its obligations under applicable law to consult with or provide information to its employees (a "Buyer Omission").

           (f)   UNASSUMED LIABILITIES.  Any of the Unassumed Liabilities;

           (g) CONTRACT DEFAULTS. Any material breach occurring prior to the Transfer Date of any of the material executory contracts of Seller in respect of MTG, UK Subsidiary, Korean Subsidiary or Factory Power, except to the extent that the consequences of such default are reflected in the Final Closing Balance Sheet;



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

           (h) VIOLATION OF LAWS. The violation, in any material respect, prior to the Transfer Date by Seller in respect of MTG, UK Subsidiary, Korean Subsidiary or Factory Power of any material applicable foreign, federal, state or local laws, regulations, orders, judgments, injunctions, awards or decrees, other than any Environmental Law (the violation of which, if it is the subject of indemnification, is treated exclusively under Section 11.1(a) based upon a breach of the representations and warranties contained in Section 3.6(f)), laws relating to employees and employee benefits (the violation of which, if it is the subject of indemnification, is treated exclusively under Section 11.1(a) based upon a breach of the representations and warranties contained in Section 3.15) and laws relating to Taxes (the violation of which, if it is the subject of indemnification, is treated exclusively under Section 11.1(a) based upon a breach of the representations and warranties contained in Section 3.21);

           (i) KNOWN ENVIRONMENTAL LIABILITIES. With respect to UK Subsidiary, Factory Power and Korean Subsidiary, any claim by a third party, including a governmental entity, that relates to any matter or condition listed on Schedule 3.6(f) that constitutes, or is demonstrated to have constituted, a violation of any applicable Environmental Law as in effect on the Transfer Date, including without limitation any removal or remediation activities currently being undertaken by Seller, UK Subsidiary, Factory Power or Korean Subsidiary at the Real Property, and (ii) any Loss arising from a condition at, on or under the Real Property, including the presence or release of any Hazardous Substance, to the extent that such condition is delineated during the Phase I or Phase II (with respect to this clause (ii), whether or not known on or before the Closing
Date);

           (j) OFFSITE DISPOSAL. Any debt, liability or obligation arising out of a disposal by Seller, UK Subsidiary, Korean Subsidiary or Factory Power prior to the Transfer Date of a Hazardous Substance at any offsite disposal site ("Offsite Disposal"); and

           (k) PENDING LITIGATION. Any Pending Litigation Matter with respect to UK Subsidiary, Korean Subsidiary or Factory Power.

     11.2 INDEMNIFICATION BY PARENT. In order to induce Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Parent covenants and agrees to and shall indemnify Seller and its officers, directors and Affiliates (collectively, the "Selling Interests") and shall hold the Selling Interests harmless against and with respect to any and all Losses suffered or incurred by the Selling Interests and resulting from or arising out of:

           (a) MISREPRESENTATION OR BREACH OF WARRANTY. Any misrepresentation or breach of warranty by any of the Buying Entities of any of its representations or warranties set forth in this Agreement (including the Schedules and Exhibits), the Related Agreements or in any certificate delivered to any of the Buying Entities pursuant to or in connection with this Agreement and the Related Agreements;

           (b) BREACH OF COVENANT OR AGREEMENT. Any breach or nonfulfillment by any of the Buying Entities of any of its covenants, agreements or other obligations set forth in this Agreement (including the Schedules and Exhibits) or the Related Agreements; PROVIDED, HOWEVER, that the Selling Interests shall not be entitled to indemnification for any such breach or nonfulfillment that occurred prior to the Closing if (but only if) Buyer shall have notified Seller's Representative of such breach or nonfulfillment in writing prior to the Closing;

           (c)   ASSUMED LIABILITIES.  Any of the Assumed Liabilities;

           (d) PRODUCT LIABILITY. Any product liability claims (including with respect to personal injury, including bodily injury, death or property damage) arising from the use or operation of products sold or serviced by Buyer, UK Subsidiary, Korean Subsidiary or Factory Power to the extent such claims arise out of losses or injuries which occurred after the Transfer Date; PROVIDED, HOWEVER, that indemnification under this paragraph for the Loss arising from a Long Term Exposure Condition shall be limited to a pro rata portion of the Loss based on the period of exposure that occurred following the Transfer Date; and

           (e) POST-CLOSING OPERATIONS. The operation of the Business by Buyer or its Affiliates after the Closing Date including any Losses due to any Buyer Omission, except to the extent that any of the Buying Interests is entitled to indemnification under Section 11.1 with respect to such Loss.

     11.3 CLAIMS FOR REIMBURSEMENT. In the event that any of the Buying Interests or the Selling Interests shall have (i) suffered any Loss, or (ii) received any notice of the commencement of any action, proceeding or investigation by a third party (a "Third Party Claim"), in each case, in respect of which indemnification may be sought by such party pursuant to this Article 11, the party who shall have suffered such Loss or received such notice of such Third Party Claim and who shall seek indemnification in respect thereof (the "Indemnified Party") shall give Seller or Parent, as the case may be (the "Indemnifying Party"), prompt written notice of such Loss or Third Party Claim setting forth in reasonable detail such information as it shall have pertaining thereto and the Indemnified Party's demand for indemnification in respect thereof; PROVIDED, HOWEVER, that the failure of any Indemnified Party to give timely notice shall not affect rights to indemnification hereunder to the extent such failure to give timely notice does not materially impact the abilities or rights of the Indemnifying Party.

           The Indemnifying Party shall have 30 days from the date of receipt of said notice (the "Investigation Period") to investigate and dispute the nature, validity or amount of any such claim of Loss or Third Party Claim. During the Investigation Period, the Indemnified Party shall cooperate with the Indemnifying Party for the purpose of such investigation and, without limitation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Indemnified Party's claim and all other documents and information the Indemnifying Party may reasonably request in connection with such claim, and the

Indemnifying Party shall have reasonable access, during normal business hours, to the books, records and other documents of the Indemnified Party relating to such claim and shall have the right to take copies at its expense of such relevant books, records and documents for the purpose of such investigation. In the event that the Indemnifying Party shall dispute the nature, validity or amount of a claim hereunder, the Indemnifying Party shall give the Indemnified Party written notice of such dispute within the Investigation Period, and the relevant Parties shall meet promptly thereafter and in good faith attempt to resolve such dispute. To the extent that such Parties cannot resolve any dispute by agreement within 21 days following such notice of dispute, such dispute shall be resolved pursuant to Section 12.15.

           In the absence of a dispute, the Indemnifying Party shall promptly, and in any event not later than the expiration of the Investigation Period, reimburse the Indemnified Party in full for such Loss, as set forth in the notice. In the event that the Indemnifying Party shall dispute only the amount (and not the validity) of the claim, the Indemnifying Party shall, concurrently with the delivery of its notice of dispute, pay to the Indemnified Party any undisputed portion of the claim.

     11.4 DEFENSE AND SETTLEMENT OF THIRD-PARTY CLAIMS. In the event of a Third Party Claim, if the Indemnifying Party acknowledges that, as between it and the Indemnified Party, it is obligated to indemnify the Indemnified Party in connection with such Third Party Claim, then such Indemnifying Party shall, at its sole option, take control of the defense and investigation of such Third Party Claim and employ and engage attorneys of its own choice to handle and defend the same, at the Indemnifying Party's sole cost, risk and expense. The Indemnified Party shall (i) cooperate in all reasonable respects with the Indemnifying Party and such attorneys in the investigation and defense of such Third Party Claim and any appeal arising therefrom, (ii) permit reasonable access to the personnel of the Indemnified Party and to any relevant books, records and documents within the possession or control of Indemnified Party in connection with such claim, and (iii) permit the Indemnifying Party to take copies of such relevant materials, in each case, at the expense of the Indemnifying Party (including the direct cost of the relevant personnel of the Indemnified Party); PROVIDED, HOWEVER, that the Indemnified Party may, at its own cost, participate in (but not control) such investigation, trial and defense of such Third Party Claim and any appeal arising therefrom.

           The Indemnifying Party may settle a Third Party Claim upon 30 days prior written notice (the "Settlement Review Period") to the other Party, and such settlement shall be binding upon all the Parties; PROVIDED, HOWEVER, that except as otherwise provided with respect to an unauthorized "Non-Monetary Settlement" or a "Qualified Settlement" (as such terms are defined below in this Section 11.4), if within the Settlement Review Period the Indemnified Party shall have objected to such settlement, (i) the Indemnified Party shall thereafter defend the claim on its behalf, and (ii) the Indemnifying Party shall, within five business days following the rejection of the proposed settlement by the Indemnified Party, pay to the Indemnified Party the amount of the proposed settlement, after which payment the Indemnifying Party shall have no further responsibility to defend or indemnify the Indemnified Party in connection with the Third Party Claim.

           Any settlement or finally determined claim resulting from such contest which is made in accordance with this Section 11.4, together with the total expenses of such contest, shall be binding on the Parties for purposes of this Agreement.

           Notwithstanding anything to the contrary contained in this Section 11.4, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, consent to the entry of any judgment or enter into any settlement that (a) provides for non-monetary relief binding on the Indemnified Party (a "Non-Monetary Settlement") or (b) does not include an unconditional and complete release of the Indemnified Party by the claimant (a "Qualified Settlement"). In the event that a Non-Monetary Settlement or a Qualified Settlement is proposed by the Indemnifying Party and the Indemnified Party does not consent thereto, the Indemnifying Party shall continue to defend the Third Party Claim and be responsible for the full amount of the costs, expenses and any settlement or judgment with respect thereto in accordance with this Article 11.

     11.5  LIMITATIONS ON INDEMNIFICATION.

           (a)   DURATION.  Claims for indemnification under Section 11.1 or
11.2 must be made, if at all, prior to the second anniversary of the Transfer Date (the "Indemnity Period"), except for claims made pursuant to the following:

                 (i) Section 11.1(a) (Misrepresentation or Breach of Warranty), to the extent it is based on a breach of Section 3.5 (Mortgages, Security Interests, Liens and Other Encumbrances of Title), which may be made at any time, Section 3.6(f) (Environmental Matters), which may be made at any time prior to the fourth anniversary of the Transfer Date, or Section 3.21 (Taxes), which may be made at any time prior to the expiration of the applicable statute of limitations;

                 (ii) Section 11.1(b) (Breach of Covenant or Agreement), which may be made at any time;

                 (iii) Section 11.1(c) (Taxes), which may be made at any time prior to the expiration of the applicable statute of limitations;

                 (iv) Section 11.1(d) (Product Liability), which may be made at any time;

                 (v) Section 11.1(e) (Certain Employee Claims), which may be made at any time prior to the date which is eighteen months following the Transfer Date;

                 (vi) Section 11.1(f) (Unassumed Liabilities), which may be made at any time (other than claims with respect to Taxes, which must be made prior to the expiration of the applicable statute of limitations);

                 (vii) Section 11.1(h) (Violation of Laws), which may be made at any time prior to the date which is eighteen months following the Transfer Date;

                 (viii) Section 11.1(i) (Known Environmental Liabilities), which may be made at any time;

                 (ix) Section 11.1(j) (Offsite Disposal), which may be made at any time prior to the sixth anniversary of the Transfer Date;

                 (x) Section 11.2(b) (Breach of Covenant or Agreement), which may be made at any time;

                 (xi) Section 11.2(c) (Assumed Liabilities), which may be made at any time;

                 (xii) Section 11.2(d) (Product Liability), which may be made at any time; and

                 (xiii) Section 11.2(e) (Post-Closing Operations), which may be made at any time.

Indemnification pursuant to Section 11.1 or 11.2 shall be payable after the expiration of the Indemnity Period, so long as the claim was identified and asserted in reasonable detail prior to such expiration (and thereafter finally determined pursuant to this Article 11 and subject to the limitations set forth in this Section 11.5). No claims for indemnification (except as aforesaid) may be made after the expiration of the Indemnity Period.

           (b)   AMOUNT.

                (i) Notwithstanding anything to the contrary contained in this Article 11, Seller shall not be obligated to pay any claims for indemnification pursuant to Section 11.1 until the aggregate of all Losses (excluding any Losses pursuant to clause (A) or (B) below) exceeds $500,000 (the "Basket"), after which claims for indemnification shall be paid only to the extent they exceed the Basket. Notwithstanding the foregoing sentence:

                       (A) Claims for indemnification pursuant to Section 11.1(a) (Misrepresentation or Breach of Warranty), to the extent it is based on a breach of Section 3.5 (Mortgages, Security Interests, Liens and Other Encumbrances of Title) or Section 3.21 (Taxes), Section 11.1(b) (Breach of Covenant or Agreement), Section 11.1(c) (Taxes), Section 11.1(d) (Product Liability), Section 11.1(e) (Certain Employee Claims), Section 11.1(f) (Unassumed Liabilities), Section 11.1(h) (Violation of Laws), Section 11.1(i) (Known Environmental Liabilities), Section 11.1(j) (Offsite Disposal) and
Section 11.1(k) (Pending Litigation) shall be paid from the first dollar of Loss; and

                       (B) Claims for indemnification pursuant to Section 11.1(a) (Misrepresentation or Breach of Warranty), to the extent it is based on a breach of

Section 3.6(f) (Environmental Matters) which breach was not known on or prior to the Closing Date shall be paid only to the extent the aggregate of Losses in respect thereof exceeds $1,000,000, in which case Seller shall only be obligated to provide indemnification for fifty percent (50%) of the amount of such Losses exceeding $1,000,000 until the aggregate of such Losses exceeds $4,000,000, and any such Losses in excess of $4,000,000 shall be borne exclusively by Seller.

                (ii)   Notwithstanding anything to the contrary contained in
Section 11.1, the maximum amount of indemnification that Seller shall be obligated to pay pursuant to Section 11.1 shall be the amount equal to fifty percent (50%) of the Purchase Price (the "Cap"), except for indemnification pursuant to Sections 11.1(c) (Taxes), and 11.1(f) (Unassumed Liabilities), which are not subject to the Cap.

           (c) LOSSES NET OF INSURANCE AND TAX. The amount of any Loss for which indemnification is provided under this Article 11 shall be net of any amounts recovered or recoverable by the Indemnified Party under insurance policies with respect to such Loss and shall be (i) increased to take account of any net Tax cost incurred by the Indemnified Party arising from the receipt or accrual of indemnity payments hereunder (grossed up for such increase) and
(ii) reduced to take account of any net Tax benefit realized by the Indemnified Party arising from the occurrence of the event resulting in any such Loss. Any indemnification payment hereunder shall initially be made, in the case of net Tax costs or benefits, without regard to this paragraph and shall be increased or reduced to reflect any such net Tax cost (including gross-up) or net Tax benefit only after the Indemnified Party has actually realized such cost or benefit. For purposes of this Agreement, an Indemnified Party shall be deemed to have "actually realized" a net Tax cost or net Tax benefit to the extent that, and at such time as, the amount of Taxes payable by such Indemnified Party is increased above or reduced below, as the case may be, the amount of Taxes that such Indemnified Party would be required to pay but for the receipt of the indemnity payment or the payment of such Loss.

           (d) MULTIPLE CLAIMS. In no event shall any Buying Interest be entitled to indemnification for any matter pursuant to any subparagraph of
Section 11.1 to the extent any Buying Interest has received (or would have received, absent this Section 11.5) indemnification for such matter pursuant to any other subparagraph of such Section 11.1 (or pursuant to the same subparagraph, if another basis for indemnification for such matter exists pursuant to the same subparagraph), or to the extent that such matter has been reserved for or reflected on the Final Closing Balance Sheet. In no event shall any Selling Interest be entitled to indemnification for any matter pursuant to any subparagraph of Section 11.2 to the extent any Selling Interest has received indemnification for such matter pursuant to any other subparagraph of such
Section 11.2 (or pursuant to the same subparagraph, if another basis for indemnification for such matter exists pursuant to the same subparagraph).

           (e) SURVIVAL. The representations and warranties set forth in this Agreement (including the Schedules and Exhibits), the Related Agreements or in any certificate delivered pursuant to or in connection with this Agreement shall survive the

Closing solely for purposes of Section 11.1 and 11.2 and shall terminate on the second anniversary of the Transfer Date, PROVIDED the representations and warranties contained in Section 3.3 (Accounts Receivable), Section 3.4 (Inventories) and 3.18 (Compliance with Laws) shall terminate at the Closing; the representations and warranties contained in Section 3.5 (Mortgages, Security Interests, Liens and Other Encumbrances of Title) shall not terminate; the representations and warranties contained in Section 3.6(f) (Environmental Matters) shall not terminate for purposes of the Unassumed Liability described in Section 1.7(g) (definition of "Known Environmental Liability") or for purposes of indemnification pursuant to Section 11.1(i) (Known Environmental Liabilities); and the representations and warranties contained in Section 3.21 (Taxes) shall terminate upon the expiration of the applicable statute of limitations.

           (f) CONSTRUCTIVE TERMINATION. Notwithstanding anything to the contrary contained in this Agreement, no Party hereto shall have any obligation (including without limitation pursuant to Section 11.1(e) (Certain Employee Claims), Section 11.1(f) (Unassumed Liabilities), Section 11.2(c) (Assumed Liabilities) and Section 11.2(e) (Post-Closing Operations)) to indemnify any person against, or to hold him, her or it harmless from, any Losses pursuant to this Article 11 based upon or arising out of any charges, complaints, claims or suits for constructive termination (or other substantially similar claim based upon an implied-at-law termination of employment) asserted by or on behalf of any present or former employee of any Seller Employer or Selling Entity, any Buying Entity (or any of their respective companies, divisions, subsidiaries or affiliates) or Buying Interest, or the Business or MTG (a "Constructive Termination Claim"); PROVIDED, HOWEVER, that Seller covenants and agrees to and shall defend and indemnify the Buying Interests and shall hold the Buying Interests harmless against (in the same manner as indemnification under any subparagraph of Section 11.1) any Losses suffered or incurred by any Buying Interests which result from a Constructive Termination Claim which is brought by an employee of MTG or the Business who does not accept any offer of employment (or for continuance of employment with UK Subsidiary or Korean Subsidiary) by Buyer or UK Buyer pursuant to Section 8.5(a)(i), unless such non-acceptance is due to a Buyer Omission or is the result of a failure by any Buying Entity to comply with its obligations under this Agreement.

           11.6 EXCLUSIVE REMEDY. This Article 11 sets forth the exclusive remedy for monetary damages owing from Seller to the Buying Interests and from Parent to the Selling Interests that arise from the matters described in Sections 11.1 and 11.2, except for any claims in which fraud is proven. Each of the Parties hereby waives any claim or cause of action (other than a claim or cause of action in which fraud is proven) for monetary damages that it might assert against the other, with respect to the matters described in Sections 11.1 and 11.2, whether under common law or under any securities, trade or other law, including Environmental Law (except for the indemnification provisions set forth in this Agreement).

                              (Article 12 follows)

                                   ARTICLE 12

                            MISCELLANEOUS PROVISIONS

     12.1 PUBLIC STATEMENTS AND PRESS RELEASES. No Party shall make, issue or release any public announcement, press release, public statement or public acknowledgment of the terms, conditions and status of the transactions provided for in this Agreement, without the prior written consent of the other Parties as to the content and time of release and the media in which such statement or announcement is to be made; PROVIDED, HOWEVER, that in the case of announcements, statements, acknowledgments or revelations which any Party, in the opinion of such Party's counsel, is required by law or regulations, including those of any public stock exchange or inter-dealer quotation system on which the securities of such Party or its Affiliates are traded, to make, issue or release (a "Legally Required Statement"), the making, issuing or releasing of any such Legally Required Statement shall not constitute a breach of this Agreement if such Party shall have given, to the extent reasonably possible, three days prior notice to the other Party, and shall have attempted, to the extent reasonably possible, to clear such disclosure with the other Party. Each Party agrees that it will not unreasonably withhold or delay any such consent or clearance.

     12.2 COSTS AND EXPENSES. Except as otherwise specifically provided in this Agreement, each Party shall be responsible for and bear its respective costs and expenses in connection with, or arising out of, the negotiation and execution of this Agreement and the Related Agreements and consummation of the transactions provided for in this Agreement and the Related Agreements.

     12.3 AMENDMENT AND MODIFICATION. This Agreement may be amended, modified, supplemented or terminated only by a writing executed on behalf of each of the Parties.

     12.4 NO ASSIGNMENT. No Party shall assign, in whole or in part, this Agreement or its respective rights and obligations hereunder without the express prior written consent of the other Parties; PROVIDED, HOWEVER, that either Buyer or Seller shall have the right to assign its rights under this Agreement to any of its direct or indirect wholly-owned subsidiaries, but notwithstanding any such assignment such Party shall remain liable for all of its liabilities and obligations under this Agreement.

     12.5 NOTICES. All notices, requests, demands or other communications hereunder must be in writing and executed by an authorized representative of the Party responsible therefor, and must be given either by hand or telecopy, telefax or other telecommunication device capable of creating a written record which acknowledges receipt, as follows:

           (a) SELLER. If such notice is directed to Seller, it shall be sent to: Cincinnati Milacron Inc., 4701 Marburg Avenue, Cincinnati, Ohio 45208, Fax No. 513.841.8991, Attention: General Counsel, with a copy to Cravath, Swaine & Moore,

Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, Fax No. 212.474.3700, Attention: James M. Edwards, or to such other person or place as Seller shall have specified to Buyer in writing by a notice in accordance with this Section 12.5.

           (b) BUYING ENTITIES. If such notice is directed to any Buying Entity, it shall be sent to: UNOVA, Inc., 360 North Crescent Drive, Beverly Hills, California 90210-4867, Fax No: 310.888.2848, Attention: General Counsel, with copy to: UNOVA Industrial Automation Systems, Inc., 5663 E. Nine Mile Road, Warren, Michigan 48091, Fax No: 248.366.8305, Attention: Group Counsel, or to such other person or place as Buyer shall have specified to Seller in writing by a notice in accordance with this Section 12.5.

     12.6 COUNTERPARTS AND FACSIMILE. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument, and any of such counterparts may be delivered by facsimile transmission.

     12.7 CAPTIONS. The captions and table of contents contained in this Agreement are provided for convenience of reference only and shall not be deemed to constitute a part of this Agreement.

     12.8 SCHEDULES AND EXHIBITS. One complete set of the Schedules and Exhibits has been marked for identification and delivered to each of the Parties prior to the execution and delivery of this Agreement. The Schedules and Exhibits are an integral part of this Agreement and are incorporated into this Agreement by this reference.

     12.9 WAIVER; REMEDIES. No single or partial waiver of any breach of any provision of this Agreement shall be held to be a waiver of any other or subsequent breach, and the failure of a Party to enforce at any time any provision of this Agreement shall not be deemed a waiver of any right of any such Party to subsequently enforce such provision.

     12.10 GOVERNING LAW. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Delaware, without regard to its conflict of laws rules.

     12.11 SEVERABILITY. In the event that any provision or any portion of any provision of this Agreement shall be held invalid, illegal or unenforceable under applicable law, such invalidity, illegality or unenforceability shall attach only to such provision and shall not affect or render invalid, illegal or unenforceable, and, to the fullest extent permitted by law, such provision shall be construed so as not to be invalid, illegal or unenforceable.

     12.12 NO THIRD PARTY BENEFICIARIES. Except to the extent otherwise specifically provided in Articles 9 and 11, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party, nor shall any provision of this Agreement give any third persons any right of subrogation or action against any Party.

     12.13 CONSTRUCTION. This Agreement and the Related Agreements shall be interpreted without regard to any presumption or rule requiring construction against the Party causing such agreements to be drafted.

     12.14 ENTIRE AGREEMENT. This Agreement, including the Exhibits and Schedules, the Related Agreements, that certain letter agreement, dated the Agreement Date, among the Parties regarding certain compensation matters and the Confidentiality Agreement constitute the sole understanding and agreement of the Parties with respect to the subject matter of this Agreement and supersede and cancel all prior understandings and agreements.

     12.15 RESOLUTION OF DISPUTES. In the event of any dispute between any of the Parties, the Selling Interests or the Buying Interests arising out of or relating to this Agreement or the performance, breach, validity or interpretation or enforcement of this Agreement, such dispute shall be adjudicated by arbitration in Cincinnati before a single arbitrator, in accordance with the expedited procedures of the Commercial Arbitration rules of the American Arbitration Association. The award and findings of such arbitrator shall be conclusive and binding upon the Parties, and judgment upon such award may be entered in any court of competent jurisdiction. In any dispute arising out of or in any way connected with this Agreement, the prevailing party shall be entitled to recover its costs, including reasonable attorneys' fees.

     12.16 BUYER'S DESIGNEES. Buyer shall be entitled to designate Parent or any one or more direct or indirect subsidiaries of Parent ("Buyer's Designees") to purchase a portion of the Purchased Assets and to assume a portion of the Assumed Liabilities, in each case, relative to an operation of MTG outside of the United States, and Buyer's Designees shall be entitled to the benefit of the representations, warranties, covenants and agreements, to the extent applicable, made by Seller in this Agreement or the Related Agreements; PROVIDED, HOWEVER, that in addition to Buyer's Designees, Buyer shall remain liable for all of its obligations under this Agreement to which such designation relates, and Buyer's Designees shall execute and deliver all agreements and other documents reasonably requested by Seller or its counsel to effect an appropriate undertaking of the covenants and agreements hereunder and assumption of the liabilities hereunder.

     12.17 RESTRICTIVE TRADE PRACTICES ACT. No provision of this Agreement or any other agreement forming part of the same arrangement which is such as to render the agreement or arrangement subject to registration in accordance with the Restrictive Trade Practice Act of 1976 shall take effect until the day following the day on which the particulars of the arrangement are duly furnished to the Director General of the Fair Trading in accordance with that Act.

     IN WITNESS WHEREOF, the Parties, intending to be legally bound, have caused this Agreement to be executed on and as of the Agreement Date.

UNOVA, INC.

By:   /s/ Theodore S. Eagle
      ---------------------------
Name:  Theodore S. Eagle
      ---------------------------
Title: Authorized Representative
      ---------------------------

UNOVA INDUSTRIAL AUTOMATION SYSTEMS, INC.

By:   /s/ Theodore S. Eagle
      ---------------------------
Name:  Theodore S. Eagle
      ---------------------------
Title: Authorized Representative
      ---------------------------

UNOVA UK LIMITED

By:   /s/ Theodore S. Eagle
      ---------------------------
Name:  Theodore S. Eagle
      ---------------------------
Title: Authorized Representative
      ---------------------------

CINCINNATI MILACRON INC.

By:   /s/ Ronald D. Brown
      ---------------------------
Name:  Ronald D. Brown
      ---------------------------
Title: Senior Vice-President
      ---------------------------

                                 LIST OF EXHIBITS
                                       to
                            PURCHASE AND SALE AGREEMENT

Exhibit                Description                               Page Reference
-------                -----------                               --------------

A       Certain Excluded Assets. . . . . . . . . . . . . . . . . . . . .  5

B-1     Final Closing Balance Sheet Format . . . . . . . . . . . . . . .  6

B-2     Certain Final Closing Balance Sheet Adjustments. . . . . . . . .  6

C       Allocation of Purchase Price . . . . . . . . . . . . . . . . . .  8

D       Certain Assumed Liabilities. . . . . . . . . . . . . . . . . . .  9

E       Certain Unassumed Liabilities  . . . . . . . . . . . . . . . . . 11

F       Opinion of Counsel for Seller. . . . . . . . . . . . . . . . . . 47

G       Required Consents. . . . . . . . . . . . . . . . . . . . . . . . 47

H-1     Headquarters Lease . . . . . . . . . . . . . . . . . . . . . . . 48

H-2     Plant 3 Lease. . . . . . . . . . . . . . . . . . . . . . . . . . 48

H-3     Plant 5 Lease. . . . . . . . . . . . . . . . . . . . . . . . . . 48

H-4     Wilmington Lease . . . . . . . . . . . . . . . . . . . . . . . . 48

H-5     Plant 1 Lease. . . . . . . . . . . . . . . . . . . . . . . . . . 48

H-6     Plant 4 Lease. . . . . . . . . . . . . . . . . . . . . . . . . . 48

I       Transitional Services Agreement. . . . . . . . . . . . . . . . . 48

J       Components Supply Agreement. . . . . . . . . . . . . . . . . . . 48

K       Opinion of Counsel for Buyer . . . . . . . . . . . . . . . . . . 51

                               LIST OF SCHEDULES
                                       to
                          PURCHASE AND SALE AGREEMENT

Schedule          Description                                        Page Reference
--------          -----------                                        --------------
1.7(h)    Pending Litigation Matters . . . . . . . . . . . . . . . . . . . 11

3.1(e)    Subsidiaries and other Equity Investments  . . . . . . . . . . . 16

3.1(f)    Articles and By-laws . . . . . . . . . . . . . . . . . . . . . . 16

3.1(g)    Capitalization and Shareholders. . . . . . . . . . . . . . . . . 16

3.2(a)    December Financials. . . . . . . . . . . . . . . . . . . . . . . 17

3.2(b)    March Financials . . . . . . . . . . . . . . . . . . . . . . . . 17

3.2(c)    June Financials. . . . . . . . . . . . . . . . . . . . . . . . . 17

3.2(d)    Events Subsequent to June Balance Sheet. . . . . . . . . . . . . 17

3.2(e)    Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . 18

3.3       Accounts Receivable. . . . . . . . . . . . . . . . . . . . . . . 18

3.4       Inventory Valuation Policy . . . . . . . . . . . . . . . . . . . 19

3.5       Mortgages, Security Interests, Liens and Other
            Encumbrances of Title. . . . . . . . . . . . . . . . . . . . . 19

3.6(a)    Owned Real Property. . . . . . . . . . . . . . . . . . . . . . . 19

3.6(b)    Realty Leases (as Lessee). . . . . . . . . . . . . . . . . . . . 20

3.6(f)    Environmental Matters. . . . . . . . . . . . . . . . . . . . . . 21

3.8(a)    Sales Orders, Bids and Proposals . . . . . . . . . . . . . . . . 22

3.8(b)    Purchase Orders. . . . . . . . . . . . . . . . . . . . . . . . . 22

3.8(c)    Sales Representative, Distributor and Dealer Agreements. . . . . 22

3.8(d)    Personal Property Leases (as Lessee) . . . . . . . . . . . . . . 23

3.8(e)    Noncompetition Agreements or Covenants . . . . . . . . . . . . . 23


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3.8(f)    Confidential Nondisclosure Agreements. . . . . . . . . . . . . . 23

3.8(g)    Consultant Agreements. . . . . . . . . . . . . . . . . . . . . . 23

3.8(h)    Guarantees . . . . . . . . . . . . . . . . . . . . . . . . . . . 23

3.8(i)    Powers of Attorney, Proxies. . . . . . . . . . . . . . . . . . . 23

3.8(j)    Letters of Credit, Surety, Bid and Performance Bonds . . . . . . 23

3.8(k)    Derivatives. . . . . . . . . . . . . . . . . . . . . . . . . . . 24

3.8(l)    Major Customers and Suppliers. . . . . . . . . . . . . . . . . . 24

3.8(m)    Contracts with Affiliates. . . . . . . . . . . . . . . . . . . . 24

3.8(n)    Other Contracts. . . . . . . . . . . . . . . . . . . . . . . . . 24

3.9       Suitability and Good Repair. . . . . . . . . . . . . . . . . . . 24

3.10(a)   Intellectual Property Rights . . . . . . . . . . . . . . . . . . 25

3.10(b)   Licenses of Intellectual Property Rights to or from
            Third Parties. . . . . . . . . . . . . . . . . . . . . . . . . 25

3.10(c)   No Infringement  . . . . . . . . . . . . . . . . . . . . . . . . 25

3.10(d)   Registration and Maintenance Fees. . . . . . . . . . . . . . . . 26

3.11      Infringement and Indemnification . . . . . . . . . . . . . . . . 26

3.12      Confidential Information or Trade Secrets. . . . . . . . . . . . 26

3.13(c)   Development of MTG Software. . . . . . . . . . . . . . . . . . . 27

3.14      Product and Service Warranties . . . . . . . . . . . . . . . . . 27

3.15(a)   Employees. . . . . . . . . . . . . . . . . . . . . . . . . . . . 28

3.15(b)   Indebtedness to Employees. . . . . . . . . . . . . . . . . . . . 28

3.15(c)   Loans or Advances to Employees . . . . . . . . . . . . . . . . . 28

3.15(d)   Collective Bargaining Agreements . . . . . . . . . . . . . . . . 28

3.15(f)   Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . 28

3.15(g)   Employment Contracts . . . . . . . . . . . . . . . . . . . . . . 30

3.16      Pending or Threatened Claims, Litigation and
             Governmental Proceedings. . . . . . . . . . . . . . . . . . . 31


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

3.17      Judgments, Orders and Consent Decrees. . . . . . . . . . . . . . 31

3.19      Franchises, Permits, Etc.. . . . . . . . . . . . . . . . . . . . 31

3.20      Economic Sanctions and Questionable Payments . . . . . . . . . . 31

3.21(b)   Returns and Reports. . . . . . . . . . . . . . . . . . . . . . . 32

3.21(c)   Disputes . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32

3.21(e)   Audits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33

3.21(f)   Collapsible Corporations and Excess Parachute Payments . . . . . 33

3.21(h)   Absence of Certain Agreements  . . . . . . . . . . . . . . . . . 33

3.21(i)   State and Local Tax Benefit Agreements . . . . . . . . . . . . . 33

3.22(a)   Insurance Policies . . . . . . . . . . . . . . . . . . . . . . . 34

3.22(b)   Bank Accounts. . . . . . . . . . . . . . . . . . . . . . . . . . 34

3.23      Required Consents. . . . . . . . . . . . . . . . . . . . . . . . 34

3.27      Entire Business. . . . . . . . . . . . . . . . . . . . . . . . . 35

3.28      Individuals with Knowledge . . . . . . . . . . . . . . . . . . . 35

5.22      Excluded Employees . . . . . . . . . . . . . . . . . . . . . . . 43

8.5(b)    Pre-Closing Claims . . . . . . . . . . . . . . . . . . . . . . . 52




















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